Exhibit 10.3

[***] Certain confidential information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Dated 30 May 2014

Panasonic Corporation

and

UTAC Manufacturing Services Pte. Ltd.

SYSTEM LICENSE AND SUPPORT AGREEMENT

ALLEN & GLEDHILL LLP ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

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This Agreement is made on 30 May 2014 between:

(1)	PANASONIC CORPORATION, a company incorporated in Japan and having its registered office at 1006, Oaza Kadoma, Kadoma-shi, Osaka 571-8501, Japan (“Panasonic”); and

(2)	UTAC MANUFACTURING SERVICES PTE. LTD., a company incorporated in Singapore with company registration number 201413459E whose registered address is 5, Serangoon North Avenue 5, Singapore (554916) (the “Master Licensee”),

(“Party” means Panasonic or Master Licensee and “Parties” means Panasonic and Master Licensee).

Whereas:

(A)	Panasonic and UMS (defined below) are parties to an agreement relating to the sale and purchase of the whole of the issued share capital of the Companies (defined below) dated 4 February 2014.

(B)	Master Licensee desires: (i) to obtain the right to sub-licence to each Key Sub-Licensee (defined below) the rights and licences to use the Licensed Systems (defined below); and (ii) to procure Panasonic to directly provide to each Key Sub-Licensee the Transitional Support Services (defined below) upon and subject to the terms of this Agreement (defined below).

(C)	Panasonic agrees to grant or procure from Third Parties the grant of, licenses to business-critical software and systems and to provide the Transitional Support Services, in accordance with the terms and conditions set forth in this Agreement, to ensure the continued operations of each Key Sub-Licensee on a transitional basis after the Completion Date.

It is agreed as follows:

PART 1 - INTRODUCTION

1.	Definitions and Interpretation

1.1	Unless otherwise defined, the definitions and provisions in respect of interpretation set out in Schedule 1 will apply to this Agreement and its Schedules (collectively “Agreement”).

2.	Term and Condition Precedent

2.1	Unless sooner terminated in accordance with this Agreement and save for the Surviving Provisions, this Agreement shall take effect on the Effective Date and shall continue in force for a period which expires five years after the Effective Date (the “Term”). All Clauses of this Agreement (including the Schedules) so intended to survive after the termination or expiration of this Agreement shall survive such termination or expiration, including Clauses 1, 4 (save for Clause 4.1.2), 11.3, 11.4, 12, 20, 21, 22, 24, 25.5, 25.6, 25.7, 25.8 and 25.9 (collectively, the “Surviving Provisions”).

2.2	Condition precedent: All and any of each Party’s agreement, obligations and undertakings under this Agreement are conditional upon Completion and in the event that Completion does not occur by 6 June 2014, this Agreement shall have no effect and no Party shall have any claim against the other under this Agreement.

PART 2 – TRANSITION

3.	Transition Plan & Transition Services

3.1	Panasonic shall provide the Transition Services to each Key Sub-Licensee:

3.1.1	in accordance with, and by the dates specified in, the Transition Plan; and

3.1.2	with minimal disruptions to any Key Sub-Licensee’s operations and business and with no adverse impact on any other part of the Transitional Support Services or the Service Standards.

3.2	Damages for delay:

3.2.1	The Parties hereby agree that, with regards to any Transition Milestone, if Panasonic fails to fulfil the all following requirements relating to such Transition Milestone:

(i)	delivery of all requirements for the Transition Milestone;

(ii)	completion of all project activities for the Transition Milestone;

(iii)	hand-over of all relevant documentation for the Transition Milestone; and

(iv)	successful completion of all tests for that Transition Milestone,

in accordance with the Transition Plan, the Acceptance Tests and the terms and conditions of this Agreement, after the stipulated deadline for the relevant Transition Milestone, Panasonic shall pay actual losses and liabilities incurred Master Licensee and/or each Key Sub-Licensee for each day of delay (including by Sundays and Public Holidays) or part thereof after the relevant deadline, without prejudice to Panasonic’s obligation to complete the relevant Transition Milestones or to any other liability or obligation under this Agreement.

3.2.2	Any losses and liablities under Clause 3.2.1 above shall be paid to Master Licensee not later than 30 days from the date of issuance of Master Licensee’s written notification to Panasonic informing Panasonic of the amount of the actual losses and liabilities incurred and providing adequate evidence of the actual business and production damage incurred by Master Licensee and/or Key Sub-Licensee which support the amount of losses and liabilities claimed.

3.3	Supply or activation of software, equipment or hardware: Where software, equipment or hardware are required to be supplied, developed, set up, activated, connected, installed or implemented for the purposes of: (i) Panasonic’s provision of the Transition Services and/or Transitional Support Services; and/or (ii) any Key Sub-Licensee’s use and access of the Licensed System, Panasonic shall:

3.3.1	supply, implement and install all equipment and perform all installation, connection, activation and other services necessary to enable each Key Sub-Licensee to access and use the relevant: (i) Transitional Support Service; and (ii) Licensed System, in accordance with the Transition Plan; and

3.3.2	integrate all components of hardware, software, equipment and systems used for: (i) Panasonic’s provision of the Transitional Support Services; and/or (ii) any Key Sub-Licensee’s use and access of the Licensed System, to operate as complete functional and inter-operable system(s) as specified in this Agreement.

3.4	Acceptance Testing

3.4.1	Panasonic shall carry out or where reasonably requested by Master Licensee and/or or any Key Sub-Licensee, assist Master Licensee and/or any Key Sub-Licensee to carry out any and all tests (“Acceptance Tests”) to ensure that:

(i)	the applicable Transitional Support Services, Deliverables and/or Licensed System, as the case may be, are activated or delivered to the relevant Key Sub-Licensee in accordance with the Transition Plan;

(ii)	all Transition Services have been completed by Panasonic in compliance with the Transition Plan; and

(iii)	the applicable Transitional Support Services, Deliverables and/or Licensed System, as the case may be, are available for use and access by the relevant Key Sub-Licensee and is providing its intended functions in a reliable manner.

3.4.2	Master Licensee and each Key Sub-Licensee shall be entitled to conduct the Acceptance Tests for Transition Services either at the same time or in stages, and to conduct repeat tests where necessary. Master Licensee and each Key Sub-Licensee may review Acceptance Tests results and Panasonic shall correct and rectify all problems and errors identified during the relevant Acceptance Tests to ensure compliance of the relevant Transition Services, Deliverables and/or Licensed System, with the terms of this Agreement.

3.5	Issuance of Acceptance Certificate: a notice indicating successful completion and acceptance (“Acceptance Certificate”) will only be signed and issued by Master Licensee as soon as reasonably practicable upon the successful completion of all Acceptance Tests for the relevant Transition Service. Master Licensee and/or any Key Sub-Licensee shall not be required to sign any Acceptance Certificate if any problem or error identified during the relevant Acceptant Test is unresolved.

PART 3 – GRANT OF LICENCE

4.	Grant of Licence

4.1

Licence Grant for Specified Licensed System: Panasonic hereby grants to (and in the case of subject matter owned by Third Party, shall procure for) Master Licensee the non-transferable, fully paid-up (save for the consideration payable by Master Licensee to

Panasonic prescribed in Clause 11.1 below) and non-exclusive right to sub-licence to: (i) each Key Sub-Licensee; and (ii) only to the extent necessary to provide services to a Key Sub-Licensee, any Key Sub-Licensee’s Third Party service providers, a perpetual, non-exclusive, non-royalty-bearing (save for the Consideration payable by the Master Licensee to Panasonic prescribed in Clause 11.1 below), non-sub-licensable, non-transferable and irrevocable right and license to use the Specified Licensed System at the relevant Territory for the purpose of conducting each Key Sub-Licensee’s semi-conductor manufacturing business, in particular the right and license to:

4.1.1	use and access the Specified Licensed System in the manner that:

(i)	meets the corresponding Detail Descriptions of such Specified Licensed System; and/or

(ii)	is on no less favourable terms than the contract under which that particular component of the Specified Licensed System was last provided or licensed to, as the case may be:

(a)	to Singapore Company, Indonesia Company and/or Malaysia Company; or

(b)	to any of Panasonic’s Related Corporation in connection with the Singapore Business,

during the period 12 months prior to the Completion Date;

4.1.2	use and access the Transitional Support Services during the applicable Support Period; and

4.1.3	customise any Specified Licensed System (or part thereof) and / or merging and integrating the whole or any part of the Specified Licensed System with another software program, or permitting a Third Party to do so, provided that:

(i)	during the Support Period of the relevant Specified Licensed System: during the Support Period of a Specified Licensed System, a Key Sub-Licensee’s right to customize such Specified Licensed System (or part thereof) shall be subject to Master Licensee obtaining prior written consent from Panasonic for such customization, such consent shall not be unreasonably withheld or delayed by Panasonic;

(ii)	upon the expiry of the Support Period of the relevant Specified Licensed System: upon the expiry of the Support Period of a Specified Licensed System, a Key Sub-Licensee shall have the sole right and discretion to customize such Specified Licensed System (or part thereof) and for the avoidance of doubt, Panasonic’s consent is no longer required for the customization of a Specified Licensed System (or part thereof) upon the expiry of its Support Period; and

(iii)	Panasonic shall not be responsible for customizations to Specified Licensed System which are not developed by or for Panasonic or any of its Related Corporations.

4.2	Perpetual License: The grant of the rights under Clause 4.1 shall survive the termination or expiration of this Agreement (whether in whole or in part and howsoever occasioned). Panasonic confirms and agrees that:

4.2.1	the rights and licenses granted under Clause 4.1 are absolute, conclusive and binding upon Panasonic and Panasonic shall not be entitled, under any circumstances or for any reason whatsoever, to revoke, withdraw or cancel the rights and licenses granted by Panasonic under Clause 4.1;

4.2.2	the right and licence to use the Specified Licensed System sub-licensed by Master Licensee to each Key Sub-Licensee is also absolute, conclusive and binding upon Panasonic and Panasonic shall not be entitled, under any circumstances or for any reason whatsoever, to revoke, withdraw or cancel the rights and licenses sub-licensed by Master Licensee to each Key Sub-Licensee pursuant to Clause 4.1;

4.2.3	Master Licensee and each Key Sub-Licensee’s right to use the Specified Licensed Systems upon the terms and conditions of this Agreement, shall be binding on every successor in title to Panasonic’s right, title and interest, including Intellectual Property Rights, in the Specified Licensed System. Panasonic shall provide notice to any prospective successor in title to its right, title or interest in the Specified Licensed Systems, of Master Licensee and each Key Sub-Licensee’s rights and licences under this Agreement and shall ensure that: (i) any assignment shall be made subject to the rights and licences Master Licensee and each Key Sub-Licensee’s under this Agreement; and (ii) the rights and licences granted to Master Licensee and each Key Sub-Licensee’s pursuant to this Agreement will not be revoked, terminated or otherwise restricted in any way by any successor in title; and

4.2.4	Master Licensee and each Key Sub-Licensee’s shall not, under any circumstances or for any reason whatsoever, be required to return the Specified Licensed Systems or any part thereof to Panasonic,

it being clarified that Clause 4.1.2 shall apply only during the applicable Support Period.

4.3	Licence Grant for Other Licensed Systems: Panasonic hereby grants to (and in the case of subject matter owned by Third Party, shall procure for Master Licensee the non-transferable, non-royalty bearing (save for the Consideration payable by the Master Licensee to Panasonic prescribed in Clause 11.1 below) and non-exclusive right to sub-licence to: (i) each Key Sub-Licensee; and (ii) only to the extent necessary to provide services to a Key Sub-Licensee and upon Panasonic’s prior written consent (such consent not to be unreasonably withheld or delayed), any Key Sub-Licensee’s Third Party service providers, a non-exclusive, fully paid-up, non-sub-licensable and non-transferrable rights and licenses to use the Other Licensed System at the relevant Territory, for the duration of the relevant License Period, for the purpose of conducting each Key Sub-Licensee’s semi-conductor manufacturing business, in particular the right and license to:

4.3.1	use and access the Other Licensed System in the manner that:

(i)	meets the Detail Descriptions for such Other Licensed System; and/or

(ii)	is on no less favourable terms than the contract under which that particular component of the Other Licensed System was last provided or licensed to, as the case may be:

(a)	to the Singapore Company, Indonesia Company and/or Malaysia Company; or

(b)	to any of Panasonic’s Related Corporation in connection with the Singapore Business,

during the period 12 months prior to the Completion Date; and

4.3.2	use and access the Transitional Support Services during the applicable Support Period.

4.4	Key Sub-Licensees

4.4.1	Parties agree that there shall not be more than three Key Sub-Licensees during the Term at all times and save as set out in Clause 4.4.2 or otherwise agreed between the Parties in writing, the three Key Sub-Licensees shall be as follows:

(i)	Singapore Company;

(ii)	Malaysia Company; and

(iii)	Indonesia Company.

4.4.2	Replacement of Key Sub-Licensees: In the event whereby a Key Sub-Licensee proposes to transfer the whole of its semi-conductor related undertaking and/or business to a Recipient Entity:

(i)	Master Licensee shall terminate all rights and licenses granted to such Key Sub-Licensee pursuant to Clauses 4.1 and 4.3 by notice to such Key Sub-Licensee and Panasonic in writing. Upon such termination, such entity shall no longer be regarded as a “Key Sub-Licensee” for the purposes of this Agreement (such entity the “Former Key Sub-Licensee”).

(ii)	thereafter, Master Licensee may sub-licence to the Recipient Entity receiving the whole of the Former Key Sub-Licensee’s semi-conductor related undertaking and/or business, the rights and licenses to Licensed Systems pursuant to Clauses 4.1 and 4.3 above. Thereafter, such entity shall be a “Key Sub-Licensee” for the purposes of this Agreement and this Agreement shall be deemed to be amended to reflect the change in Key Sub-Licensee.

Panasonic agrees to, if requested by the Master Licensee, to do all things and execute all documents as may be necessary to perfect such dealing and Master Licensee shall inform Panasonic of such sub-licence in writing as soon as reasonably practicable.

4.5	Subsequently identified Licensed System

4.5.1	Panasonic-licensed subsequently identified Licensed System: If Master Licensee becomes aware of or identifies any system or software after the Completion Date that:

(i)	was in fact licensed by Panasonic or its Related Corporation to:

(a)	Indonesia Company;

(b)	Malaysia Company;

(c)	Singapore Company; and/or

(d)	any of Panasonic’s Related Corporation in connection with the Singapore Business,

for the purpose of conducting their semi-conductor manufacturing business at any time during the period 24 months prior to the Completion Date; and

(ii)	was not identified in Schedule 4,

(each a “Subsequently Documented Licensed System”), then Panasonic shall (save as set out below in Clause 4.5.2), within a reasonable time after its receipt of a written notice by the Master Licensee (such notice to be issued by Master Licensee no later than 24 months after the Completion Date), grant the right to Master Licensee to sub-license such system or software to the relevant Key Sub-Licensee (and where applicable, any Key Sub-Licensee’s Third Party service providers) as a Licensed System, in accordance with the terms and conditions of this Agreement for a License Period and Support Period of at least four years.

4.5.2	Master Licensee’s right is not absolute: Master Licensee agrees, in respect of Clause 4.5.1, Panasonic shall:

(i)	not be obliged to grant the rights in accordance with Clause 4.5.1 if it could reasonably demonstrate that:

(a)	the grant of such rights will cause undue financial hardship on Panasonic;

(b)	the grant of such rights will result in Panasonic being in material breach of a valid binding contract entered into by Panasonic and a Third Party other than a Related Corporation of Panasonic before the date 12 months before the Completion Date;

(c)	the grant of such rights will cause result in Panasonic being in breach of Laws and Legal Requirements; or

(d)	the grant of such rights will be in violation of Panasonic’s security policies then in force,

and Panasonic agrees to exercise its reasonable endeavours to assist Master Licensee to procure a suitable alternative to the software and/or license identified by the Master Licensee in such circumstances; and

(ii)	not be obliged to provide the Transitional Support Services for software and/or systems which Panasonic and its Related Corporations had ceased to use, operate, support and maintain (such software and/or system referred to as “Expired Systems”). For the avoidance of doubt, unless the exception in Clause 4.5.2(i) above applies, Panasonic shall be obliged to grant the Master Licensee the rights to the Expired Systems in accordance with Clause 4.5.1.

4.5.3	Non-Panasonic-licensed subsequently identified Licensed System: If Master Licensee becomes aware of or identifies any system or software after the Completion Date that:

(i)	was in fact licensed by a party other than Panasonic or its Related Corporation to:

(a)	Indonesia Company;

(b)	Malaysia Company;

(c)	Singapore Company; and/or

(d)	any of Panasonic’s Related Corporation in connection with the Singapore Business,

for the purpose of conducting their semi-conductor manufacturing business. at any time during the period 24 months prior to the Completion Date (such Third Party, the “Subsequently Identified Third Party Licensor”); and

(ii)	was not identified in Schedule 4,

then Master Licensee may request that Panasonic exercise its commercially reasonable endeavours to obtain for Master Licensee a right to sub-licence such system or software to the relevant Key Sub-Licensee on terms and prices notified to Panasonic by Master Licensee at the relevant time, from the relevant Subsequently Identified Third Party Licensor and Panasonic shall comply with such request provided that such request was made in writing to Panasonic and submitted within 24 months from the Completion Date.

4.6	Panasonic acknowledges and agrees all rights and licenses sub-licenced by Master Licensee to a Key Sub-Licensee pursuant to this Agreement:

4.6.1	may be used by each Key Sub-Licensee in relation to any manufacture, packaging, development, research, testing and/or prototyping of any and all semi-conductor devices (including semi-conductor devices which are not developed and/or owned by Panasonic and/or its Related Corporations) in accordance with the terms and conditions of this Agreement:

4.6.2	shall be capable of being used and enjoyed by each Key Sub-Licensee in connection with their respective semi-conductor businesses.

4.7	For the purposes of this Agreement, “use” shall include the right of each Key Sub-Licensee to:

4.7.1	permit up to a maximum of [***] user accounts for employees of Key Sub-Licensee’s Related Corporations (such employees to be referred to as the “Authorised Users”) to use the Licensed System and to access the Hosted Services during the applicable Support Period for and on behalf of any Key Sub-Licensees; and

4.7.2	use and permit the use of the Licensed System by Third Parties providing services to any Key Sub-Licensee, including any outsourcing services, data centre services, facilities management services, application services provider services, disaster recovery services. For the avoidance of doubt, Master Licensee not be relieved of any of its liability or obligation under this Agreement and shall be liable for the acts, defaults and neglects of such Third Party service providers in relation to their compliance with this Agreement as if they were the acts, defaults or neglects of Master Licensee in respect of this Agreement.

4.8	Panasonic shall furnish to (and in the case of Third Party owned subject matter, procure for) Master Licensee, all relevant materials, documents or computer soft copies and/or media which are necessary for the use and enjoyment of the Transitional Support Services and Licensed System, including the source code, executables and object code of each component of the Specified Licensed System. For the avoidance of doubt, provision of the source code of the Hosted Services and Other Licensed System shall be excluded from this Clause 4.8.

4.9	Reservation of Panasonic rights: Panasonic reserves all rights not granted in this Agreement. Further, nothing in this Agreement shall be construed to transfer any ownership interest in the Licensed System to Master Licensee and/or any Key Sub-Licensee. Master Licensee acknowledges and agrees that (and shall make each Key Sub-Licensee acknowledge and agree that), as between the Parties, Panasonic and its Third Party licensors retain all rights, title and interests in and to the Licensed System.

4.10	Conditions for use of Licensed Systems:

4.10.1	Master Licensee shall ensure that:

(i)	each Key Sub-Licensee’s use of the Licensed System shall be in accordance with the terms and conditions of this Agreement or as otherwise agreed between the Parties in writing;

(ii)	save for those Licensed Systems with remote access functionalities and/or use and access to Hosted Services, the Licensed Systems may only be used by each Key Sub-Licensee at the premises of the relevant Key Sub-Licensee

(iii)	they shall comply with reasonable policies, regulations and directives of Panasonic relating to the use and access to the Hosted Services, as notified to Master Licensee in writing no later than 5 Business Days prior to the date such policies, regulations and directives are to take effect;

(iv)	they will not use, copy, reverse-engineer, modify, sell, distribute or otherwise dispose of the Licensed System in a manner other than in accordance with this Agreement;

(v)	they shall comply with all applicable laws and regulations when using the Licensed System and/or Transitional Support Services; and

(vi)	they shall ensure that any Third Party providing services to any Key Sub-Licensee complies with the terms and conditions governing the use of the Licensed System set out in this Agreement and shall be liable for the acts, defaults and neglect of any Third Party service provider or any employee or agent of the Third Party service provider in relation to their compliance with the terms and conditions governing use of the Licensed System set out in this Agreement, as if they were the acts, defaults or neglect of the Master Licensee or the employees or agents of Master Licensee in respect of such terms and conditions.

4.10.2	Master Licensee and each Key-Sub-Licensee shall not: (i) describe or hold itself out as agent or representative of Panasonic except as may be expressly authorised by Panasonic in writing, if any, or (ii) incur any liability on behalf of Panasonic or pledge the credit of Panasonic in any way or accept any order or make any contract binding upon Panasonic without Panasonic’s prior written consent.

PART 4 – TRANSITIONAL SUPPORT SERVICES

5.	Scope of Services

5.1	Appointment: Master Licensee hereby appoints Panasonic and Panasonic hereby accepts the appointment to provide the Transitional Support Services to and for the benefit of each Key Sub-Licensee. Parties agree that in relation to the Transitional Support Services set out in Schedule 5, Panasonic’s obligations to provide such Transitional Support Services in relation to each Licensed System shall expire upon the expiry of the relevant Support Period for such Licensed System.

5.2	Location of Transitional Support Services: Panasonic shall perform any and all Transitional Support Services from:

5.2.1	Singapore Company: Singapore and/or Japan;

5.2.2	Malaysia Company: Malaysia, Singapore and/or Japan;

5.2.3	Indonesia Company: Indonesia, Singapore and/or Japan; or

5.2.4	any other locations as agreed between the Parties in writing.

5.3	Non-exclusivity: Notwithstanding anything to the contrary Panasonic acknowledges and agrees that it is not the exclusive supplier of services to a Key Sub-Licensee and that each Key Sub-Licensee shall have the right to perform itself, or to engage any Third Party to perform, services similar to the Transitional Support Services and that such appointment may contain the same, or similar, terms and conditions as those contained herein.

6.	Transitional Support Services

6.1	Services to be in accordance with this Agreement: All the services set out in this Agreement shall be in accordance with the terms and conditions of this Agreement and Master Licensee’s reasonable instructions issued from time to time. Panasonic shall produce the Deliverables as part of the Transitional Support Services where applicable. Where applicable and unless otherwise provided in this Agreement, Panasonic shall provide the Transitional Support Services:

6.1.1	in Pre-Completion Form (i.e. in relation to the Hosted Services, the Hosted Services will contain the same functionalities as their Pre-Completion Form);

6.1.2	equivalent of Pre-Completion Standard and non-discriminatory standard; and

6.1.3	up to Pre-Completion Volume/Frequency levels (as the case may be).

6.2	The cost which will be borne by Panasonic for the Transitional Support Service shall be limited to the costs for the items listed in Schedule 10. Any cost or expense outside the scope of the items listed in Schedule 10 shall be borne by the Key Sub-Licensee save that Panasonic shall not incur any additional cost and expenses without prior written consent from Master Licensee. For the avoidance of doubt, on-site support for the Transitional Support Services shall only be provided by Panasonic when necessary.

6.3	Panasonic shall follow and be guided by the prevailing reasonable guidelines, practices and policies of each Key Sub-Licensee from time to time, as provided to Panasonic in writing no later than 5 Business Days prior to the date such policies, regulations and directives are to take effect, when providing the Transitional Support Services.

7.	Service Standards and Delays

Panasonic shall provide the Transitional Support Services so as to meet: (i) reasonable skill, care, prudence and foresight; and (ii) the degree of skill, care, prudence and foresight which would ordinarily be expected of a skilled and experience supplier engaging in the provision of the relevant service and to at least the equivalent standard and level of service (including the degree of priority) to which services similar to the Transitional Support Services were provided to any Company and/or any and all of Panasonic’s Related Corporations in connection with the Singapore Business, during the period 24 months before the Completion Date. The following shall for the purposes of Clause 23.1, be deemed to be a breach of this Agreement which is not capable of being remedied.

7.1.1	any failure to provide the Transitional Support Services in accordance to the Service Standards on more than 5 occasions in a calendar year resulting in actual business / production loss; and/or

7.1.2	the unscheduled down-time of the Hosted Service or any part thereof in any single instance exceeds 72 hours.

7.2	Panasonic shall inform Master Licensee and the relevant Key Sub-Licensee(s) as soon as reasonably practicable of any impending delay in the delivery dates and any matters likely to impede the progress of the Transitional Support Services and shall put forth recommendations on the best alternatives available.

7.3	Service Credits: Master Licensee is entitled to the payment of Service Credits from Panasonic for any failure to meet any Service Standard for the provision of the relevant Transitional Support Services under this Agreement. Master Licensee shall be entitled to apply any Service Credits to any Transitional Support Services provided by Panasonic on a man-hour basis provided that such Service Credits are utilized by Master Licensee no later than the last day of the calendar month immediately following the calendar month in which Panasonic had failed to meet the relevant Service Standard.

By way of example and illustration, if Panasonic fails to meet a Service Standard on 1 January 2015, then the relevant Service Credits accrued by Master Licensee could only be utilized for Transitional Supports Services during the period starting from 1 January 2014 and ending on 28 February 2014.

7.4	Rectification: If Panasonic’s performance of a Transitional Support Service is not in compliance with the terms and conditions of this Agreement, Panasonic shall as soon as practicable rectify the non-compliance and subsequently perform such Transitional Support Service to the terms and conditions of this Agreement at no extra charge.

7.5	Delays caused by Key Sub-Licensee:

7.5.1	To the extent that Panasonic’s provision of the Transitional Support Services under this Agreement is prevented or delayed by an act or omission of Master Licensee or a Key Sub-Licensee (excluding Panasonic, Sub-Contractors and any Panasonic Personnel), Master Licensee shall not be entitled to claim costs and Losses from Panasonic for such delay, provided always that in each such event Panasonic performs as described in Clause 7.5.2.

7.5.2	Panasonic shall inform Master Licensee in writing as soon as it is aware of any act or omission as described in Clause 7.5.1. Panasonic’s obligation to perform the affected Transitional Support Services shall resume in full upon the earlier of: (i) the rectification of the act or omission as described in Clause 7.5.1; or (ii) when the effects of the act or omission as described in Clause 7.5.1 cease to apply.

8.	Panasonic Acknowledgements

8.1	No Regard to non-Related Corporation status of any Key Sub-Licensee: Panasonic acknowledges and agrees that in prioritising the provision of the Transitional Support Services to a Key Sub-Licensee (on the one hand) and the provision of similar services to internal recipients within the Panasonic group (on the other hand), Panasonic will not have regard to the fact that Key Sub-Licensees are not or are no longer Related Corporations of Panasonic and shall treat each Key Sub-Licensee in the manner no less favourable as it was treated (or in the case of the Key Sub-Licensee which is the Singapore Company, in a manner no less favourable as how any other Panasonic’s Related Corporations in Singapore which were engaged in the Singapore Business were treated) during the period 24 months before the Completion Date.

9.	Request for Additional Services

9.1	In the event that Master Licensee requires Panasonic to provide any additional services, functions or responsibilities not specifically described in this Agreement, or services requiring Third Party involvement, Master Licensee may notify Panasonic in writing using the Request Form of such proposed alteration or variation of the Transitional Support Services (“Work Order”).

9.1.1	If Panasonic is agreeable to performing such proposed alteration or variation of the Transitional Support Services in the Work Order, Panasonic shall, within five Business Days of receipt of the notice from Master Licensee requesting alterations and/or variations in accordance with Clause 9 above, provide to Master Licensee a written quotation for such Work Order, specifying what charges (if any) will be payable and any agreed timelines or milestones, and where there is Third Party involvement, details on such Third Party sub-contractor for such Master Licensee’s approval in accordance with Clause 9.1.3.

9.1.2	In providing such quotation, Panasonic’s rates must be reasonable and not deviate materially from the prevailing market practice in relation to the price or rates charged for such work and shall be no less favourable than those typically offered to Panasonic’s Related Corporations.

9.1.3	Upon receipt of such quotation, Master Licensee may elect either:

(i)	to accept such quotation in which case the services to be performed under the Work Order accepted by Master Licensee shall be governed by the terms and conditions of this Agreement; or

(ii)	to withdraw the proposed alterations in such Work Order in which case, this Agreement shall continue in force unchanged. For the avoidance of doubt, Master Licensee shall be entitled to engage another party to provide the services requested in such Work Order, in which event Panasonic shall, subject to Master Licensee reimbursing Panasonic reasonable costs agreed between the Parties in writing, co-operate with such party or parties in connection with any work relating to such Work Order, and it being clarified that Master Licensee shall deal solely with such other Third Party that it has appointed in respect of troubles or difficulties arising from the engagement of such party.

10.	Panasonic Personnel and Sub-contractors

10.1	Panasonic shall not delegate, sub-contract or otherwise arrange for a Third Party to perform any part of the Transitional Support Services or to discharge any of their duties or obligations under any part of this Agreement without the prior written consent of Master Licensee, provided that such consent shall not be unreasonably delayed or withheld by Master Licensee.

10.2	Notwithstanding Clause 9.1 above, Panasonic may sub-contract the provision of the following Transitional Support Services to [***] as a Sub-contractor:

10.2.1	[***] system support; and

10.2.2	IT infrastructure support.

10.3	In the event the use of a sub-contractor is consented pursuant to Clause 10.1 above, Panasonic shall not be relieved of any of its liabilities or obligations under this Agreement, and shall be liable for the acts, defaults and neglects of its sub-contractors or any employee or agent of the sub-contractors as if they were the acts, defaults or neglects of Panasonic.

10.4	Panasonic shall comply with the terms and conditions relating to Panasonic Personnel and Sub-contractors set out in Schedule 8.

10.5	Master Licensee Representative and Panasonic Representative:

10.5.1

Master Licensee Representative: Master Licensee shall appoint one or more persons to act as Master Licensee Representative to supervise and liaise with Panasonic for the purpose of this Agreement and Master Licensee Representative may designate and appoint other persons to assist him in his duties. Master

Licensee Representative: (i) shall liaise with Panasonic Representative and convey Master Licensee’s instructions to Panasonic; and (ii) may be replaced by Master Licensee at any time in its discretion by giving prior written notice to Panasonic of the same.

10.5.2	Panasonic Representative: Panasonic shall appoint one or more persons to act as the Panasonic Representative(s) in accordance with paragraph 3 of Schedule 8.

PART 5 – CONSIDERATION

11.	Consideration

11.1	The fees payable under this Agreement comprise only the following:

11.1.1	lump sum License Fees:

(i)	of such amount as set out in Schedule 9;

(ii)	to be paid in accordance with the payment schedule in Schedule 9; and

(iii)	payable within:

(a)	First instalment: on relevant Due Date; and

(b)	Second to Sixth instalment: two Business Days from the relevant Due Date,

11.1.2	lump sum Support Fees

(i)	of such amount as set out in Schedule 9;

(ii)	to be paid in accordance with the payment schedule in Schedule 9; and

(iii)	payable within:

(a)	First instalment: on relevant Due Date; and

(b)	Second to Sixth instalment: two Business Days from the relevant Due Date,

the License Fees and Support Fees collectively, the “Consideration”.

11.2	In this Agreement, “Due Date” means the dates set out under the column “Due Date” in Schedule 9, save that where such date falls on a non-Business Day (the “Non-Business Day”), the relevant Due Date shall be deemed to be the next Business Day following the relevant Non-Business Day.

11.3	Mode of payment: All payments made by Master Licensee to Panasonic hereunder shall be made in accordance with the payment details set out in Schedule 9.

11.4	The Consideration is deemed to include all applicable taxes and will constitute all the consideration payable by Master Licensee for all services provided under this Agreement and all other rights, benefits, privileges and entitlements granted to Master Licensee under this Agreement as well as all of Panasonic’s obligations and promises under this Agreement. No further sums, fees, payments, royalties, compensation or other charges (including all applicable taxes) shall be payable by any Master Licensee or any Key Sub-Licensees, to Panasonic in respect thereof.

11.5	All resources to be at Panasonic’s own costs: Save as expressly provided in this Agreement, Panasonic shall be responsible for all costs and expenses incurred in carrying out its obligations under this Agreement and shall supply, at its sole cost and expense, all resources required for the performance of their respective obligations under this Agreement.

12.	Taxes

12.1	All applicable taxes will be the sole responsibility of Panasonic, and Panasonic will either:

12.1.1	pay such applicable taxes directly, if such applicable taxes are levied or assessed against Panasonic; or

12.1.2	if such applicable taxes are levied or assessed against Master Licensee, pay to or reimburse the relevant Master Licensee for such applicable taxes.

12.2	Withholding taxes: In the event that Master Licensee is required to withhold or deduct any taxes of any kind by any government authority in any jurisdiction from any payments due under this Agreement, Panasonic shall bear all such taxes withheld or deducted and Master Licensee shall pay to Panasonic such payments due to Panasonic net of such taxes withheld or deducted without any obligation to gross up such payment or pay Panasonic all or any part of the amount of taxes so withheld or deducted.

13.	Claims For Extra Services

13.1	Notwithstanding any other provision of this Agreement, Panasonic shall not be liable for any claims for any services performed or to be performed falling outside the scope of this Agreement (“Extra Services”) regardless whether the Extra Services are or were initiated at the request of Panasonic or not unless all the following conditions are fully complied with: (i) all claims for any payments due in respect of the Extra Services must be submitted in writing to the Master Licensee before the performance of any Extra Services; (ii) Panasonic shall specify the price of the Extra Services and the detailed scope of the Extra Services in any claims submitted under Clause 13.1; and (iii) Master Licensee agrees in writing (such as through the execution of an addendum to this Agreement) for the Extra Services to be performed and to the payment of the claim.

13.2	Panasonic agrees that it is only entitled to claims for any Extra Services provided all the conditions in Clause 13.1 are fully complied with. Unless otherwise agreed pursuant to Clause 9 or 13.1 above, Panasonic further agrees that it shall not be entitled to any payments other than the Consideration, under this Agreement, under restitutionary, quasi-contractual, equitable grounds or other legal theories or on a quantum meruit basis if the conditions in Clause 13.1 were not fully complied with.

14.	Right of Set-off

14.1	Master Licensee shall be entitled to set-off against any payment due or payable to Panasonic under this Agreement, any sums Panasonic is obliged to pay or credit Master Licensee under this Agreement and such Master Licensee may by notice to Panasonic reduce the Consideration or any fees, royalties or any other charges due or payable to Panasonic under this Agreement by any amounts Panasonic is obliged to pay or credit Master Licensee under this Agreement.

PART 6 – SECURITY & ACCESS

15.	Access to premises

15.1	In such situations where: (i) Panasonic accesses the premises of Master Licensee or any Key Sub-Licensee; or (ii) Master Licensee or any Key Sub-Licensee accesses the premises of Panasonic, the receiving entity may make arrangements for the representatives of the visiting entity to enter its premises under the supervision of the receiving entity and subject to the receiving entity’s security requirements at all times.

15.2	The visiting entity shall observe all on-site security measures and procedures as may be reasonably requested by the receiving entity at no additional charge and shall ensure that their representatives observe all security and safety procedures as notified to the visiting entity by the receiving entity from time to time.

16.	Systems of Key Sub-Licensees

16.1	Each Party undertakes to, and shall ensure that all its personnel and sub-contractors undertake to, observe, and comply fully with, any conditions, security regulations, terms, directions and/or restrictions as may be notified to it by the other Party from time to time, regarding the use of or access to any of the: (i) in the case of Panasonic, the UTAC Systems; and (ii) in the case of Master Licensee, the Hosted Services.

16.2	Panasonic shall:

16.2.1	ensure that it does not by any act or omission adversely affect or alter the cost of running, operation, functionality or technical environment of the UTAC System in a material manner; and

16.2.2	if it becomes aware of any deficiencies or errors in any of the UTAC System, notify the Master Licensee of such deficiencies or errors.

16.3	Parties shall conduct a complete and thorough scan for Viruses using the latest version of any current anti-virus software program on all parts of any all software, tools, materials or other deliverables used or employed by: (i) Panasonic in the provision of the Transitional Support Services, or delivered to any Key Sub-Licensee; and (ii) each Key Sub-Licensee in their access of the Hosted Services, as the case may be.

16.4	Parties shall ensure that it installs and maintains in the systems and equipment used by:

16.4.1	Panasonic to provide the Transitional Support Services; or

16.4.2	each Key Sub-Licensee to access the Hosted Services,

as the case may be, the up-to-date and comprehensive version of Virus shielding, detection, inoculation and repair software and its signature files.

16.5	To the extent, policies, regulations and directives relate to the subject matter described in Clauses 16.3 and 16.4 above, Clauses 16.3 and 16.4 will take precedence over the relevant policies, regulations and directives.

PART 7 - WARRANTIES & INDEMNITIES

17.	Corporate Power and Authority

17.1	Each Party represents and warrants that it is duly organized, validly existing and good standing, and that the execution, delivery and performance of this Agreement are within their respective corporate powers and have been duly authorised by each of them with all necessary corporate action. This Agreement is and shall be a legal and valid obligation binding upon all Parties, enforceable in accordance with its terms.

18.	Panasonic’s Representations and Warranties

18.1	Panasonic warrants, represents and undertakes that:

18.1.1	it has the full right and authority to grant the rights and licences set out herein, free from any encumbrances, for the duration of the respective term;

18.1.2	to the best of Panasonic’s knowledge, information and belief as at the Effective Date, the Intellectual Property Rights embodied in or relating to the Licensed System owned by Panasonic (e.g. the Licensed System or part thereof) is not being attacked or opposed by any person nor is infringing on any rights and interests of any Third Party. Panasonic agrees to promptly inform Master Licensee in writing as soon as it is aware of any infringement, attack or opposition in relation to the Intellectual Property Rights embodied in or relating to the Licensed System which may affect: (i) the rights granted to Master Licensee pursuant to Clause 4.1; and (ii) any Key Sub-Licensee’s right to use the Licensed System for the semi-conductor business of each Key Sub-Licensee;

18.1.3	as at the signing date of this Agreement, Panasonic is not aware of any actual or threatened claims, pending or completed claim, action, suit, order or proceeding with respect to any Licensed System;

18.1.4	to the best of Panasonic’s knowledge at the relevant time, all information in respect of the Licensed System given in writing at any time during the term by or on behalf of Panasonic to Master Licensee and/or any Key Sub-Licensee was, or will be when given, most up-to-date, complete and accurate in all material respects;

18.1.5	each Licensed System shall function in a manner no less stable and efficient than how such Licensed System functioned during the period 24 months prior to the Completion Date;

18.1.6	each Licensed System shall at all times meet the relevant Detail Description;

18.1.7	it shall comply with all Laws and Legal Requirements applicable to or necessary for: (i) the performance of its obligations under this Agreement; or (ii) the grant of rights and interests to the Licensed System, including any data privacy, data protection and/or intellectual property regulations or guidelines issued by any government, regulatory body or competent authority in all applicable jurisdictions; and

18.1.8	it shall not: (i) describe or hold itself out as agent or representative of Master Licensee and/or any Key Sub-Licensee except for the limited circumstances and scope expressly authorised by this Agreement or by Master Licensee in writing, if any, or (ii) incur any liability on behalf of Master Licensee and/or any Key Sub-Licensee or pledge the credit of Master Licensee and/or any Key Sub-Licensee in any way or accept any order or make any contract binding upon any Master Licensee and/or any Key Sub-Licensee without Master Licensee’s prior written consent, save as provided above and in Clauses 21.3 and 22.4, the Licensed System and the Transitional Support Services are provided as-is and Panasonic makes no further representation or warranty with respect to the Licensed System or the Transitional Support Services, including no warranties as to the Licensed System operating without any interruption or the Transitional Support Services solving any issues Companies may encounter.

19.	Indemnity and Limitation of Liability

19.1	Panasonic shall indemnify, defend and hold harmless Master Licensee, each Key Sub-Licensee and its and their Related Corporations and their respective officers, directors, employees (“Indemnitees”) from and against all Claims, proceedings, settlement sums (only for settlements approved by Panasonic in writing), costs, Losses, expenses, damages and other liabilities (including loss of or damage to any property, injury to or death of any person and any legal fees and expenses on a solicitor-client basis), which are or which may be sustained, instituted, made or alleged against, suffered or incurred by any of the Indemnitees, and which arise out of or in connection with any of the following:

19.1.1	any Claims contesting Panasonic’s right to grant the licenses under this Agreement;

19.1.2	any Claims brought or threatened against any Indemnitee that alleges or is based on a claim that such Indemnitee’s use of the Licensed System and/or use and access of the Transitional Support Services pursuant to this Agreement infringes any rights of any Third Party. For the sake of clarification, Panasonic shall be relieved of indemnification obligation under this Clause 19.1.2 if such Claim arises: (i) from the Master Licensee and/or any Key Sub-Licensee’s use of Licensed System in breach of this Agreement; or (ii) from customisations, enhancements or modifications to Licensed System other than those which are developed by or for Panasonic if such Claim would not have arisen but for such customisations, enhancements or modifications.

19.1.3	Claims caused by the non-compliance of the Transitional Support Services or the materials or deliverables provided thereunder, to the applicable Customization and Integration Services Specifications agreed to by the Parties;

19.1.4	any negligent act or omission or wilful default, misconduct or fraud of Panasonic or any Panasonic Personnel;

19.1.5	any personal injury, death, loss of or damage to property arising from any act or omission of Panasonic or any Panasonic Personnel;

19.1.6	any breach of any Laws and Legal Requirements by Panasonic or any Panasonic Personnel; or

19.1.7	material breach of any warranties provided for in this Agreement, provided that such Claims do not arise from: (i) customisations, enhancements or modifications to the Licensed System performed and/or implemented independently by Master Licensee and/or any Key Sub-Licensee other than in accordance with the terms of this Agreement; or (ii) use of the Licensed System in breach of this Agreement.

19.2	Limitations of Liability

19.2.1	Neither Party shall be liable to the other for any indirect, incidental, consequential, exemplary or punitive damages including lost profits.

19.2.2	Subject to Clause 19.2.3, neither Party shall be liable to the other Party, in the aggregate, for direct, actual damages resulting from its breach or non-performance of its obligations under this Agreement in an amount exceeding, in aggregate, the Limit. “Limit” as used in this Clause 19.2.2, means an amount equivalent to [***].

19.2.3	Nothing in this Agreement shall exclude or limit liability that cannot be excluded or limited under applicable law or exclude or limit any of the following:

(i)	any personal injury or death arising from any act or omission of Master Licensee, a Key Sub-Licensee, Panasonic, a Sub-contractor or Panasonic Personnel;

(ii)	losses or damages attributable to any gross negligence, wilful misconduct or fraud of Master Licensee, a Key Sub-Licensee, Panasonic, a Sub-contractor or Panasonic Personnel;

(iii)	losses or damages attributable to violations of any Laws and Legal Requirements by or on behalf of Panasonic; and

(iv)	the Consideration payable by Master Licensee under this Agreement.

19.3	Notwithstanding and without prejudice to any other provision of this Agreement, except with the prior written consent of Master Licensee, Panasonic shall not: (i) settle or compromise any cause of action, suit or other proceeding if the settlement or compromise obliges any Indemnitees to make any payment or bear any liability or be subject to any injunction or other interim measures by reason of such settlement or compromise; (ii) assume any obligation or grant any rights or licenses on behalf of any Indemnitees; or (iii) make any statement at any time admitting liability for or on behalf of any Indemnitees.

PART 8 - INTELLECTUAL PROPERY RIGHTS & CONFIDENTIALITY

20.	Intellectual Property Rights

20.1	Panasonic hereby agrees and acknowledges that:

20.1.1	any Intellectual Property Rights in and to the Deliverables and UTAC Materials shall vest solely in and belong exclusively to the relevant Key Sub-Licensee, for which such Deliverables was prepared for or which provided the UTAC Materials, as the case may be, at all times and each Key Sub-Licensee shall be entitled to secure, confirm and/or protect the such rights by way of obtaining registrations of Intellectual Property Rights, in such Key Sub-Licensee’s sole name. Panasonic shall not during or at any time after the completion, expiry or termination of this Agreement in any way, directly or indirectly, challenge, dispute, contest or call into question the validity of the Deliverables and the UTAC Materials or ownership by any Key Sub-Licensee of the Intellectual Property Rights in the Deliverables and the UTAC Materials. Unless otherwise agreed in writing between the Parties and save as set out Clause 20.4, Panasonic further agrees that it retains no rights to use the Intellectual Property Rights in and to the Deliverables and the UTAC Materials; and

20.1.2	all materials, documents or computer media containing, comprising or which are necessary for the use of the Deliverables and UTAC Materials furnished to Master Licensee and/or Key Sub-Licensee by Panasonic under this Agreement are the property of Master Licensee and/or the relevant Key Sub-Licensee, as the case may be, and any Intellectual Property Rights which result from or are otherwise created pursuant to or for the purpose of the performance of this Agreement or a sub-contract in relation thereto as the case may be (all the aforementioned Intellectual Property Rights to be collectively referred to as the “UTAC IPR”) shall belong to the relevant Key Sub-Licensee exclusively and Panasonic shall not during or at any time after the completion, expiry or termination of this Agreement in any way question or dispute any Key Sub-Licensee’s ownership of the UTAC IPR.

20.2	To the extent that any Intellectual Property Rights in or to the Deliverables and the UTAC Materials may remain or become vested in Panasonic notwithstanding the provisions of this Agreement, Panasonic shall, and hereby agrees to, irrevocably assign, transfer and convey absolutely and unconditionally to the relevant Key Sub-Licensee any and all such Intellectual Property Rights, and to execute all necessary documents to effect, perfect and record such assignment forthwith on demand. Panasonic, on behalf of itself, Panasonic Personnel and the relevant Sub-contractors, hereby irrevocably and unconditionally waives the exercise of any “moral rights” now or hereafter recognized to the full extent permitted by applicable laws, including but not limited to any rights they may be entitled to pursuant to the Copyright Act of Singapore (Chapter 63) (including but not limited to any rights they have by virtue of Part XII of this Act and any moral rights in the Works which they may have by virtue of the rights set out or referred to under Part IX of this Act) or similar legislation in any jurisdiction and any other moral rights to which they is or may be entitled to under any legislation now existing or in future enacted in any part of the world.

20.3	Panasonic agrees not to use, disclose, market, sell or distribute any material or product incorporating the UTAC IPR or any part thereof, save that Panasonic may use such material or product where expressly provided under this, such as Clause 20.4.

20.4	License-back: Master Licensee agrees to make the relevant Key Sub-Licensee grant to Panasonic a perpetual, nonexclusive, worldwide, non-transferable (unless otherwise agreed by Master Licensee in writing, such consent not to be unreasonably withheld), non-sub-licensable (unless otherwise agreed by Master Licensee in writing, such consent not to be unreasonably withheld), non-royalty bearing, limited licence to use the Deliverables for its semiconductor business in respect of products that are similar to the Products in accordance with the terms and conditions of this Agreement.

20.5	UTAC Materials: Without prejudice to any of the provisions of this Clause 20.4, Panasonic agrees and acknowledges that Key Sub-Licensee will, collectively, be the sole and exclusive owner of all UTAC Materials. Panasonic shall utilise UTAC Materials solely for the purposes of this Agreement and shall not sell, assign, lease or otherwise commercially exploit UTAC Materials in any form or manner.

20.6	Subject always to the terms of this Agreement or unless otherwise agreed between the Parties in writing, nothing in this Clause or Agreement shall affect Panasonic’s ownership rights to the Intellectual Property Rights created prior to or independently of this Agreement.

21.	Confidentiality

21.1

The Parties shall treat as confidential, the other Party’s Confidential Information and Parties agree that such Confidential Information shall be used only for the sole purpose of discussions concerning, and the undertaking of, the obligations herein and Parties shall: (i) not disclose Confidential Information, whether directly or indirectly, to any Third Party without prior written approval of the Party who had disclosed such Confidential Information; and (ii) only disclose the other Party’s Confidential Information to those of its personnel and professional advisors on a “need to know” and confidential basis. The obligations of each Party under this Clause 21 shall survive the termination of this Agreement.

21.2	Confidential Information does not include any information that a receiving Party can reasonably demonstrate:

21.2.1	is required to be disclosed by law or a court of competent jurisdiction or pursuant to a binding order or direction of a fiscal authority or regulatory body (provided that the Party making such disclosure give the other Party prompt written notice of the required disclosure and reasonable assistance in seeking a protective order or other appropriate relief);

21.2.2	was lawfully in the receiving Party’s possession without an obligation restricting disclosure before disclosure by the disclosing Party or is already in the public domain other than through a breach of this Agreement; or

21.2.3	was independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

21.3	Notwithstanding Clause 18.1, each Party represents, warrants and undertakes that it shall not:

21.3.1	subject any Confidential Information or any part thereof to, and will not agree to grant in respect of the same, any encumbrances whatsoever and will not assert any other right whatsoever against the other Party’s Confidential Information (unless in accordance with the terms and conditions of this Agreement); or

21.3.2	unless otherwise agreed in this Agreement, sell, assign, lease, license, publish, exploit or otherwise deal with the other Party’s Confidential Information or carry out any data mining, data compilation or data extraction, for the purposes of statistical or trade analysis or otherwise, based on or in connection with the other Party’s Confidential Information.

21.4	Without prejudice to Clause 21.1, Panasonic hereby consents to Master Licensee disclosing the terms of this Agreement (and all matters arising in connection with this Agreement) to SMBC, the secured parties in respect of the Banker’s Guarantee Facility, and their affiliates and representatives.

22.	Data Protection

22.1	As between the Parties, all UTAC Information shall be and remain the sole and exclusive property of Master Licensee.

22.2	Without prejudice to Clauses 15, 16 and 22:

22.2.1	Master Licensee and each Key Sub-Licensee shall have full discretion in determining the scope, extent and type of information which it wishes to disclose to Panasonic for or in connection with this Agreement (which information will comprise UTAC Information); and

22.2.2	Panasonic shall upon the expiry or termination of this Agreement (howsoever occasioned) or the written request of Master Licensee, within fourteen Business Days, return to Master Licensee or destroy (as such Master Licensee may direct) at Panasonic’s own cost and expense, all materials containing UTAC Information and copies thereof in Panasonic’s and/or its Sub-contractors’ custody, possession or control and shall certify to Master Licensee that no copies thereof have been retained.

22.3	Panasonic shall comply with the provisions of paragraph 1 of Schedule 7.

22.4	Protection of Personal Data: Notwithstanding Clause 18.1, Panasonic represents, warrants and undertakes that it shall collect, disclose, use and process the Personal Data only for the purpose of providing the Transitional Support Services in accordance with this Agreement and each Master Licensee’s reasonable instructions and that it will comply with the provisions of paragraph 2 of Schedule 7.

22.5	Panasonic shall not transfer any Personal Data out of Singapore without the prior written consent of Master Licensee. If given, Panasonic shall provide Master Licensee the list of countries in which the Personal Data is transferred to and an adequate level of protection to any Personal Data transferred in accordance with applicable Data Protection Legislation, relevant policies of Master Licensee and all reasonable instructions of Master Licensee, at Panasonic’s own cost and expense.

22.6	Panasonic shall be liable for the collection, disclosure, use, processing or loss of UTAC Information by itself, its Sub-contractor or any Panasonic Personnel’s and undertakes to indemnify each Indemnitee and keep each Indemnitee indemnified from and against any Losses for any breach of its obligations under this Clause 22 or its fault or negligence in performing these obligations.

22.7	For the avoidance of doubt, all costs and expenses incurred by Panasonic, its Sub-contractors or any Panasonic Personnel to enable compliance with the requirements of this Clause 22 shall be borne by Panasonic.

22.8	Provision of Personal Data by Panasonic to Master Licensee

22.8.1	Panasonic shall not disclose any Personal Data to Master Licensee and/or any Key Sub-Licensee unless in accordance to the following:

(i)	such Personal Data is requested by a Master Licensee and/or a Key Sub-Licensee in writing and/or strictly necessary for the provision of the Transitional Support Services;

(ii)	prior to the disclosure, Panasonic shall highlight to Master Licensee and/or Key Sub-Licensee that the information is Personal Data;

22.8.2	Master Licensee shall and shall ensure each that Key Sub-Licensee, process the Personal Data pursuant to the above in accordance with the requirements of the Personal Data Protection Act 2012 (No. 26 of 2012 of Singapore) and Panasonic’s reasonable instructions (as notified to Master Licensee in writing prior to the disclosure of such Personal Data).

22.9	This Clause 22 shall survive the termination or expiration of this Agreement.

PART 9 - TERMINATION

23.	Right of Termination

23.1	Termination for cause by Master Licensee: Notwithstanding anything else contained herein, Master Licensee may terminate this Agreement immediately by notice in writing to Panasonic, if and only if Panasonic commits any material breach of any term of this Agreement and such breach or failure is not capable of being remedied, or in the case of a breach or failure capable of being remedied, Panasonic shall have failed, within 14 days after the receipt of a request in writing from Master Licensee to remedy such breach. Panasonic shall have no claims whatsoever against Master Licensee and/or any Key Sub-Licensee in respect of such termination.

23.2	Without cause termination by Master Licensee:

Upon the expiry of the Limited Termination Period and subject to Master Licensee obtaining the prior written consent of Sumitomo Mitsui Banking Corporation:

23.2.1	Without prejudice to any other rights Master Licensee may have under this Agreement or at law, Master Licensee may terminate this Agreement in part, without cause, in relation to all the Transitional Support Services, by giving at least six months written notice to Panasonic and Master Licensee shall not be liable for any Losses suffered or incurred by Panasonic arising from any such termination, or to compensate Panasonic for any period of the term of this Agreement, save such amounts payable by Master Licensee to Panasonic pursuant to Clause 23.2, where applicable.

23.2.2	in relation to Clause 23.1, “termination in part” means termination of this Agreement in part by the removal from its scope the provision of all Transitional Support Services for and upon the effective date of such termination, each Party’s obligations under this Agreement relating to the Transitional Support Services shall be removed from the scope of this Agreement.

23.3	Termination for cause by Panasonic:

23.3.1

During the period starting on the Effective date and ending 2 years thereafter (“Limited Termination Period”), Panasonic may terminate this Agreement by written notice if and only if Master Licensee breach in a material respect its duty under this Agreement to pay undisputed charges, and fails to cure such breach within 14 Business Days after receiving written notice of the same from Panasonic to do so. Save as provided in Clauses 23.3 and 23.4, Panasonic does not have, and expressly waives, any rights it may otherwise have to terminate this Agreement, in whole or in part and Panasonic expressly acknowledges that no failure by Master Licensee and/or any Key Sub-Licensee to perform any of its responsibilities set forth in this Agreement shall entitle Panasonic to terminate this Agreement in whole or in part or be deemed to be grounds for termination by Panasonic.

23.3.2	Upon the expiry of the Limited Termination Period, Panasonic may terminate this Agreement immediately by notice in writing to Master Licensee, if and only if Master Licensee commits any material breach of any term of this Agreement and such breach or failure is not capable of being remedied, or in the case of a breach or failure capable of being remedied, Master Licensee shall have failed, within 14 days after the receipt of a request in writing from Panasonic to remedy such breach.

For the avoidance of doubt, save as otherwise agreed by Master Licensee in writing, all Clauses of this Agreement (including the Schedules) so intended to survive after the termination or expiration of this Agreement shall survive such termination or expiration and such surviving provisions shall include, the rights and licenses to the Specified Licensed System granted under this Agreement.

23.4	Termination for cause by any Party: Notwithstanding anything else contained herein, any Party may terminate this Agreement immediately by notice in writing to the other Party, if such other Party has a receiver and/or manager appointed over it or any part of its undertaking or assets or passes a resolution for winding-up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction) or a court of competent jurisdiction makes an order to that effect or if such other Party has become subject to a judicial management order or has entered into any composition or arrangement with its creditors or ceased or threatens to cease to carry on business.

24.	Effects of Expiry/Termination

24.1	Upon the expiration or any termination of this Agreement (howsoever occasioned):

24.1.1	all rights and obligations of the Parties shall automatically terminate except for such rights of action as shall have accrued prior thereto and any obligations which expressly or by implication are intended to come into or continue in force on or after such expiration or termination;

24.1.2	without prejudice to a Party’s rights under this Agreement in respect of any breaches by the other Party, Master Licensee and/or each Key Sub-Licensee shall be entitled to engage any Third Party (“New Contractor”) to continue with the provision of the relevant Transitional Support Services and/or development of any of the required deliverables under this Agreement;

24.1.3	Panasonic may cease the provision of the Transitional Support Services;

24.1.4	Panasonic shall return all Deliverables;

24.1.5	Parties shall return or destroy all materials containing the Confidential Information of the other Parties, in whatever form and medium and copies thereof in their custody, possession and control and shall certify to the other Parties that no copies thereof have been made, reproduced, retained or distributed by such Party; and

24.1.6	Termination / Expiry Assistance:

(i)	In collaboration with Master Licensee, Panasonic shall take all such steps as may be necessary to prepare for Master Licensee on a detailed plan (“Handover Plan”) regarding the services, functions, responsibilities and obligations that are required or necessary for the orderly and staged handover of all mutually agreed subject matter necessary to allow the semi-conductor business of each Key Sub-Licensee to continue without interruption after the termination and/or expiry of this Agreement (“Termination / Expiry Assistance Services”);

(ii)	Panasonic shall perform, implement and complete Termination / Expiry Assistance Services in an orderly and staged manner in accordance with the Handover Plan, with minimum interruption and inconvenience to each Key Sub-Licensee; and

(iii)	Panasonic shall carry out the following services in accordance with the Handover Plan, where applicable, which shall be deemed to be part of the Termination / Expiration Assistance Services:

(a)	the provision of such reasonable training and assistance as Master Licensee and/or an alternate successor may require to operate the resources being acquired and to provide the services similar to the Transitional Support Services;

(b)	assisting with the smooth handover to the successor of each of the Key Sub-Licensee’s information, materials and all other property of Master Licensee and/or its Related Corporations, in such format and on such media as each of the Companies reasonably requires;

(c)	providing Master Licensee and its agents, contractors and consultants as necessary or where requested Master Licensee with the following:

(I)	providing specifications, topology diagrams or relevant documentation of the historical/past performance of the Licensed Systems and Transitional Support Services (such as log books and etc);

(II)	notifying all Third Party vendors and Sub-contractors of procedures to be followed during this phase;

(III)	reviewing all software libraries (tests and production) with a successor and/or Master Licensee;

(IV)	analysing space required for the databases and software libraries;

(V)	generating an electronic media and computer listing of the source code in a form reasonably requested by Master Licensee;

(VI)	perform full system backup;

(VII)	deliver system backup on electronic media (with appropriate documentation) to the new operations staff of Key Sub-Licensee or of the successor, as the case may be;

(VIII)	assist with the restoration of the system from the backup electronic media if requested;

(IX)	assist with the communication network handover;

(X)	assist in the execution of a parallel operation of all affected systems and networks;

(XI)	advise on the relocation of any equipment to the new operations sites designated by Master Licensee;

(XII)	provide reasonable access to and making available the services of Panasonic Personnel performing the Transitional Support Services;

(XIII)	co-operate with Master Licensee in the planning, preparation and conducting of all migration testing;

(XIV)	in conjunction with Master Licensee, conduct a full rehearsal of the migration prior to the cutover at such time as is reasonably acceptable to all Parties;

(XV)	unload all requested data files and other Confidential Information of Master Licensee and/or their Related Corporations from the systems;

(XVI)	provide assistance to the each Key Sub-Licensee in loading, configuring and activating the Licensed Systems;

(XVII)	provide assistance to the each Key Sub-Licensee with the handover of operation responsibility, including providing assistance and cooperation in the execution of parallel operations and testing where necessary; and

(XVIII)	provide image copies of all affected operating systems environment in a dump/restore mode.

The Termination / Expiry Assistance Services shall be deemed to be part of the Transitional Support Services.

24.2	In the event of the early termination of this Agreement and provided that Panasonic had completed all of its obligations under this Agreement up to the effective date of such early termination, Master Licensee agrees to make payment of one single applicable Adjustment Amount calculated in accordance with the formulation set out in Schedule 12. For the avoidance of doubt, each instalment of the Consideration designated for payment on a date after the effective date of termination shall immediately cease to be payable.

24.3	All Clauses of this Agreement (including the Schedules) so intended to survive after the termination or expiration of this Agreement shall survive such termination or expiration. Save as otherwise agreed by Master Licensee in writing, the provisions which will survive the termination of this Agreement, in whole or in part, shall include the rights and licenses to the Specified Licensed System granted under this Agreement.

PART 10 – GENERAL PROVISIONS

25.	General

25.1	Audit rights of Third Party licensor: The non-Panasonic Related Corporation Third Party licensors of Licensed System shall have the right, during normal business hours and upon prior appointment made with Master Licensee (which will not be unreasonably delayed) to, at its sole costs and expense audit the technical and operating records (which shall exclude any and all financial or sales records and/or data) of a Key Sub-Licensee at the office premises designated by such Key Sub-Licensee, to verify that its use of the Licensed System such Third Party licensor owns is in compliance with the relevant terms and conditions of this Agreement. Such Third Party licensors include:

25.1.1	[***]; and

25.1.2	[***];

Master Licensee shall have the right to be present during the audit. Panasonic shall ensure that the aforementioned party shall, at all times while at the relevant premises of the Key Sub-Licensee comply in every respect with such rules and regulations as the Key Sub-Licensee may prescribe from time to time pertaining to the entry by, presence and conduct of such aforementioned party at the relevant premises, and the Key Sub-Licensee may deny any such party entry to the relevant premises and/or expel any such party from the premises if any of the foregoing requirements are not complied with or if such party fails to comply with any request or instructions made or given by the Key Sub-Licensee.

Such audit shall be conducted no more frequently than once during every calendar year.

25.2	Audit by Panasonic: Panasonic shall have the right, during normal business hours and upon prior appointment made with Master Licensee (which will not be unreasonably delayed) to, at its sole costs and expense audit the technical and operating records (which shall exclude any and all financial or sales records and/or data) of a Key Sub-Licensee, Sub-Licensee to verify that their use of the use of the Licensed System is in compliance with the relevant terms and conditions of this Agreement. Master Licensee shall have the right to be present at the audit. Such audit shall be conducted no more frequently than twice during every calendar year.

25.3	Force Majeure

25.4	Neither Party shall be liable to the other Party or be deemed to be in breach of this Agreement by reason of any delay in performing or observing, or any failure to perform or observe, any of its obligations under this Agreement, if the delay or failure was due to a Force Majeure Event, provided that the Party affected (“Affected Party”) shall:

25.4.1	immediately serve on the other Party written notice thereof specifying the particulars of the Force Majeure Event, the extent to which the Affected Party is unable to discharge or perform its obligations, the reasons for the inability of the Affected Party to perform or discharge its obligations and estimated period during which the Affected Party is unable to perform and discharge its obligations; and

25.4.2	promptly take and continue to take all action within its powers to minimise the duration and effect of the Force Majeure Event on the Affected Party.

25.5	Governing Law: This Agreement is governed by and shall be construed in accordance with the laws of Singapore.

25.6	Dispute Resolution

25.6.1	In the event that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, the Parties shall attempt to resolve disputes through amicable negotiations in good faith and by reasonable and appropriate means by referring the dispute to their respective Chief Executive Officer or a member of senior management (“Officer”). Each Party shall procure that its Officer shall negotiate in good faith with the other Officer with a view to achieve resolution of such dispute. If a resolution of such dispute is not agreed upon within 90 days (or such longer period as the Officers may agree) from the date of the referral to the Officers, the Parties shall immediately refer the matter to the Singapore Mediation Centre in accordance with the Rules of the Singapore Mediation Centre for mediation. The Parties agree to co-operate fully with the mediator to provide such assistance as necessary and to bear equally among them the fees and expenses of the mediation. If a resolution of such dispute is not resolved by mediation within 90 days (or such longer period as the Officers may agree) from the last day of the 90-day period (or such longer period as the Officers may agree) in relation to the referral to the Officers, any Party may submit the dispute to arbitration in accordance with Clause 25.6.2 below.

25.6.2	Unless otherwise agreed and subject to compliance with Clause 25.6.1, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause 25.6.2. The tribunal shall consist of one arbitrator to be appointed in accordance with the SIAC Rules. The language of the arbitration shall be English. The seat of the arbitration shall be Singapore and the Singapore International Arbitration Act (Cap 143A) shall govern the arbitration.

25.6.3	Services to continue during dispute resolution: Even if any problem or other dispute arises out of or in connection with this Agreement, and regardless of whether or not either Party initiates at any time the use of the dispute resolution procedures described in this Clause 25.6, or if either Party has initiated proceedings in any court of competent jurisdiction, Panasonic agrees to continue performing its obligations under this Agreement while any such dispute is being resolved and in no event nor for any reason shall Panasonic:

(i)	interrupt the provision of any services under this Agreement;

(ii)	disable any items used to provide the relevant services or which may be required by a Key Sub-Licensee to access, use and have the full benefit of such services; or

(iii)	perform any other action that prevents, impedes, or reduces in any way the provision of any service, or the ability of any Key Sub-Licensee to conduct its business activities,

unless: (a) authority to do so is granted by Master Licensee or conferred by a court of competent jurisdiction; or (b) this Agreement has been terminated or has expired and all obligations related to the expiry or termination have been completed to Master Licensee’s satisfaction.

25.7	Interim Relief: Notwithstanding anything in this Agreement, the Parties acknowledge and agree that the Parties shall have the right at any time to apply to any competent court for interim injunctive relief pending the tribunal determining the issue in relation to any dispute arising out of or in connection with this Agreement.

25.8	Assignment:

25.8.1	Master Licensee may assign, transfer and novate or otherwise transfer (and shall provide the Panasonic prior written notice of the same) all or any of its rights and obligations under this Agreement by way of security in respect of its obligations under the Banker’s Guarantee Facility, and the assignee of such right(s) may, upon such security becoming enforceable, enforce the same without the consent of Panasonic.

25.8.2	Save for Clause 25.8.1 above or as otherwise provided in this Agreement, no Party shall assign or transfer this Agreement to any other person, without the prior written consent of the other Party.

25.9	Notice

25.9.1	Any notice required to be given by a Party to the other Parties shall be in writing, signed by or on behalf of the Party giving it, and in the English language. It shall be deemed validly served by hand delivery or by prepaid post or by a recognised courier service sent to the address of the Party specified in Part 2(B) of Schedule 1 or such other address as may from time to time be notified for this purpose.

25.9.2	Unless there is evidence that a notice or communication was received earlier, any such notice or communication shall be deemed to have been served:

(i)	if delivered by hand, at the time of delivery;

(ii)	if posted by prepaid ordinary mail, at the expiration of three (3) Business Days after the envelope containing the same shall have been put into the post; or

(iii)	if sent by courier, at the expiration of two (2) Business Days after the package containing the same shall have been received by the relevant courier company.

25.9.3	In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.

25.10	Independent Contractors: Nothing herein shall be deemed to constitute any Party the partner of the other nor, except as otherwise herein expressly provided, to constitute any Party the agent or legal representative of the other Parties, nor to create any fiduciary relationship between the Parties.

25.11	Entire Agreement: This Agreement sets forth the entire agreement and understanding between the Parties in connection with the matters dealt with and described herein at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract, and no Party has relied on any oral or written representation made to it by the other Party. This Agreement contains all the rights and obligations between the Parties and shall supersede any prior agreements, arrangements, information, fact, particulars, documents, deeds, schedules, list, notice, letter, article, email, or correspondence provided by any Party, their agents, or any other person and also any prior expression of intent understanding, discussion, representation, warranty, undertaking, promise or communications (whether written oral or implied) made by one Party or its agent to the other Parties with respect to this transaction, not expressly set out in this Agreement.

25.12	Reasonableness: Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement, and agrees that the provisions of this Agreement (and all documents entered into pursuant to this Agreement) are fair and reasonable.

25.13	Execution of Instruments: The Parties shall execute and do and procure all other persons, firms or companies, if necessary, to execute and do all such further instruments, deeds, assurances, acts and things as may be necessary or desirable so that full effect may be given to the provisions of this Agreement.

25.14	Rights of Third Parties: Save for a Key Sub-Licensee, a person or entity who is not a party to this Agreement shall have no right under the Singapore Contracts (Rights of Third Parties) Act (Chapter 53B) to enforce any term of this Agreement, regardless of whether such person or entity has been identified by name, as a member of a class or as answering a particular description. For the avoidance of doubt, nothing in this Clause 25.14 shall affect the rights of any permitted assignee or transferee of this Agreement.

25.15	Variation: No purported variation of this Agreement shall be effective unless (i) made in writing, (ii) refers specifically to this Agreement; and (iii) is duly executed by the Parties hereto. Without prejudice to the generality of Clause 25.14 above, the Parties’ rights to vary, amend or rescind this Agreement in the manner aforesaid may be exercised without the consent of any person or entity who is not a party to this Agreement.

25.16	Remedies and Waivers

25.16.1	No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

25.16.2	The Parties agree that it might be impossible to measure in money the damages which would accrue to a Party by reason of failure to perform certain obligations hereunder. Any such Party shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligation and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defence that there is an adequate remedy at law.

25.17	Counterparts: This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each Party may enter into this Agreement by signing any such counterpart and each counterpart shall be as valid and effectual as if executed as an original.

25.18	Illegality

25.18.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

25.18.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 25.18, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 25.18, not be affected.

25.18.3	The illegality, invalidity or unenforceability of any provision of this Agreement under the Laws and Legal Requirements shall not affect the legality, validity or enforceability of the remaining provisions of this Agreement under any Laws and Legal Requirements.

25.19	No Agency: No Party shall: (i) describe or hold itself out as agent or representative of the other Parties, or (ii) incur any liability on behalf of any other party or pledge the credit of any other Party in any way or accept any order or make any contract binding upon any other Party without such Party’s prior written consent.

Schedule 1

Definitions and Key Definitions

Part 1	Definitions

1.	Definitions

1.1	In this Agreement, the following expressions shall, unless the context otherwise requires, have the following meanings:

1.1.1	“Acceptance Tests” is defined in Clause 3.4.2;

1.1.2	“Acceptance Certificate” is defined in Clause 3.5;

1.1.3	“Ad-hoc Consultancy Services” is defined in paragraph 2 of Appendix B of Schedule 5;

1.1.4	“Adjustment Amount” is defined in Schedule 12;

1.1.5	“Agreement” is defined in Clause 1.1;

1.1.6	“Authorised User” is defined in Clause 4.7.1;

1.1.7	“Banker’s Guarantee” means the banker’s guarantee to be issued by SMBC for the benefit of Panasonic;

1.1.8	“Banker’s Guarantee Facility” means the bank guarantee facility to be entered into between, inter alia, SMBC and the Master Licensee pursuant to which the Banker’s Guarantee is to be issued;

1.1.9	“Business Day” has the meaning ascribed to it in the SPA;

1.1.10	“Claim” means all claims, liabilities, losses, demands, damages, liens, causes of action of any kind, obligations, costs, judgments, interest and awards (including recoverable legal counsel fees and costs of litigation of the person asserting the Claim), whether arising by law, contract, tort, voluntary settlement (as approved by Panasonic in writing) or otherwise.

1.1.11	“Company” means Singapore Company, Malaysia Company or Indonesia Company and “Companies” means Singapore Company, Malaysia Company and Indonesia Company;

1.1.12	“Completion” has the meaning ascribed to it in the SPA;

1.1.13	“Completion Date” has the meaning ascribed to it in the SPA;

1.1.14

“Confidential Information” means all know how, trade secrets, inventions, computer software and other information of a secret or confidential nature including, without limitation, all proprietary industrial, commercial, financial and technical information and techniques, whatsoever and in whatever form and medium and whether disclosed orally or in writing, together with all reproductions in whatsoever form or medium and any part or parts of it and includes, in the case of Master Licensee, all UTAC Information;

1.1.15	“Consideration” is defined in Clause 11.1;

1.1.16	“Customization and Integration Services Specifications” is defined in paragraph 4 of Schedule 5;

1.1.17	“Customization and Integration Services” is defined in paragraph 4 of Schedule 5;

1.1.18	“Data Protection Legislation” means all laws or regulations in any jurisdiction in which Transitional Support Services are provided or received, which relate to the collection, disclosure, use or processing of personal data, personally identifiable data, or privacy, including the Personal Data Protection Act 2012 (No. 26 of 2012 of Singapore);

1.1.19	“Deliverables” means:

(i)	all Works developed or conceived by Panasonic, or any Panasonic Personnel during the course of performing the Transitional Support Services; and

(ii)	all Works which Panasonic or any Panasonic Personnel has developed, derived or adapted from (including Works which are modifications or improvements to) any UTAC Materials,

“Deliverables” shall be deemed to include any of the aforementioned Works that have been jointly developed by any Key Sub-Licensee with Panasonic, or any Panasonic Personnel and the Works developed as a result of providing or performing the Transitional Support Services;

1.1.20	“Detail Descriptions” means the requirements of the each Licensed System as specified in Schedule 3 under the column “Detail Descriptions”;

1.1.21	“Disaster” means the occurrence of one or more events which:

(i)	affects or impacts the delivery, provision or receipt of the whole or any part of the Hosted Services; or

(ii)	causes an unforeseen interruption to the delivery, provision or receipt of the Transitional Support Services, in whole or in part, or to the operation of the Hosted Services.

1.1.22	“Due Date” is defined in Clause 11.2;

1.1.23	“Effective Date” is the date of commencement of this Agreement and is defined in Part 2(A) of Schedule 1;

1.1.24	“Expired Systems” is defined in Clause 4.5.2(ii);

1.1.25	“Extra Services” is defined in Clause 13.1;

1.1.26	“Force Majeure Event” means any event or circumstance beyond the reasonable control of the Party affected including (i) acts of God; (ii) outbreak of hostilities, riot, civil disturbance, acts of terrorism; (iii) acts or omissions of other parties; (iv) any acts or omissions of any Legal Authority (including refusal or revocation of any licence or consent); (v) fire, explosion or flood, (vi) general power failure, failure of telecommunications lines, failure or breakdown of plant, machinery or vehicles; (vii) shortage of raw materials and utilities of any kind; (viii) epidemics, quarantine restrictions; and (ix) theft, malicious damage, strike, lock-out or industrial action of any kind.

1.1.27	“Former Key Sub-Licensee” is defined in Clause 4.4.2;

1.1.28	“Governmental Authority” has the meaning ascribed to it in the SPA;

1.1.29	“Handover Plan” is defined in Clause 24.1.6(i);

1.1.30	“Hosted Services” is defined in Appendix A of Schedule 5;

1.1.31	“Indonesia Company” PT. Panasonic Industrial Devices Indonesia, a company incorporated in Indonesia with company registration number AHU-56906.AH.01.02. Tahun 2011 whose registered address is JI. Maligi 1 Lot A-4, Kawasan Industri KIIC, Sukaluyu, Teluk Jambe Timur, Karawang 41361, Jawa Barat;

1.1.32	“Intellectual Property Rights” or “IPR” means all copyright, patents, trade marks, service marks, domain names, layout design rights, registered designs, design rights, database rights, trade or business names, rights protecting trade secrets and confidential information, rights protecting goodwill and reputation, and all other similar or corresponding proprietary rights and all applications for the same, whether presently existing or created in the future, anywhere in the world, whether registered or not, and all benefits, privileges, rights to sue, recover damages and obtain relief for any past, current or future infringement, misappropriation or violation of any of the foregoing rights;

1.1.33

“Laws and Legal Requirements” means any of the following: (i) any laws, legislations, statutes, principles of equity and regulatory requirements, in any applicable jurisdictions from time to time; (ii) all conditions, regulations, judgements, injunctions, acts, directives, orders, policies, restrictions, guidelines, quality of service standards, codes of practices, bye-laws, prohibitions or measures of any kind on the part of any court, governmental, parliamentary, regulatory or other competent authority in any applicable jurisdictions from time to time; (iii) any permits and licences, applicable or necessary for the performance of an activity or undertaking in any applicable jurisdictions from time to time; and (iv) industry standards or any codes of conduct or rules of any industry body, which are applicable to Master Licensee, any Key Sub-Licensee or their Related Corporation or where such entity is a member of, or has obligations to, from time to time of which Panasonic has notice or is, or ought reasonably to be aware;

1.1.34	“Legal Authority” means any agency, authority, department, inspectorate, ministry, parliament, statutory or legal entity or person (whether autonomous or not), commission, instrumentality of the Government of Singapore, Government of Indonesia, Government of Malaysia or any political subdivision thereof, having jurisdiction over a Party or any Key Sub-Licensee.

1.1.35	“License Fees” means the fees set out under the column “License Fees” in Schedule 9.

1.1.36	“License Period” means license period of each Licensed System as specified in Schedule 3 under the column “License Period”;

1.1.37	“Licensed System” means the Specified Licensed System and the Other Licensed System;

1.1.38	“Limited Termination Period” is defined in Clause 23.3.1;

1.1.39	“Losses” means all losses, liabilities, settlement sums, costs (including, without limitation, legal costs on a full indemnity basis incurred by the Indemnitees), charges, expenses, damages of whatever nature, actions, proceedings, claims and demands, whether foreseeable or not.

1.1.40	“Malaysia Company” means Panasonic Industrial Devices Semiconductor (M) Sdn. Bhd., a company incorporated in Malaysia with company registration number 205789 W whose registered address is Lot 26 & 27, Batu Berendam Free Trade Zone Phase 3, 75350 Melaka;

1.1.41	“Maintenance Services” is defined in paragraph 3 of Schedule 5;

1.1.42	“Master Licensee Representative” means the person nominated by Master Licensee as such and notified to Panasonic from time to time;

1.1.43	“Non-Business Day” is defined in Clause 11.2;

1.1.44	“Other Licensed System” means the software and systems specified in Part 2 of Schedule 3 and such other software and systems mutually agreed by the Parties;

1.1.45	“Panasonic Personnel” means Panasonic’s employees, personnel, secondees, agents, principals and contractors, who are individuals, and includes such other individuals as may be notified in writing to and approved by Master Licensee from time to time in advance of their assignment to the Transitional Support Services;

1.1.46	“Panasonic Representative” means the person appointed by Panasonic pursuant to paragraph 3 of Schedule 8.

1.1.47	“Personal Data” means all information (including for the avoidance of doubt opinions) which identifies to or which relates to an individual, whether true or not, in any form, disclosed, furnished or made available directly or indirectly to Panasonic and/or its Sub-contractors by or on behalf of Master Licensee and/or Key Sub-Licensee or otherwise received or obtained by Panasonic and/or its Sub-contractors pursuant to, by virtue of, or in the course of negotiating or performing this Agreement (whether before or after the Effective Date), including:

(i)	all data which is defined to be “personal data” under the Personal Data Protection Act 2012 (No. 26 of 2012 of Singapore) and all data which is defined to be an equivalent under any applicable Data Protection Legislation; and

(ii)	all information the collection, disclosure, use or processing of which is subject to Data Protection Legislation;

1.1.48	“Pre-Completion Form” means, in relation to each Transitional Support Service and/or Licensed System, as the case may be:

(i)	if a service or access right substantially equivalent to that Transitional Support Service was provided to:

(a)	Malaysia Company;

(b)	Indonesia Company;

(c)	Singapore Company; or

(d)	Panasonic’s Singapore Related Corporations engaging in the Singapore Business,

during the period 12 months prior to the Completion Date by itself, Panasonic or any Related Corporation of Panasonic, the same form in which that service or access right was last provided before the Completion Date; or

(ii)	if a service or access right substantially equivalent to that Transitional Support Service was provided to

(a)	Malaysia Company;

(b)	Indonesia Company;

(c)	Singapore Company; or

(d)	Panasonic’s Singapore Related Corporations engaging in the Singapore Business,

during the period 12 months prior to the Completion Date, a Third Party that is not an Related Corporation of any Party, the form that is consistent with the contract under which that Transitional Support Service was last provided by that Third Party,

“form” for this purpose being taken to include the configuration, version, patch-levels and other implementation-specific details of the relevant software and systems for any Licensed System or Transitional Support Service, or its equivalent service or access right;

1.1.49	“Pre-Completion Standard” means, in relation to each Transitional Support Service:

(i)	if a service or access right substantially equivalent to that Transitional Support Service was provided to

(a)	Malaysia Company;

(b)	Indonesia Company;

(c)	Singapore Company; or

(d)	Panasonic’s Singapore Related Corporations engaging in the Singapore Business,

during the period 12 months prior to the Completion Date the same standard by itself, Panasonic or any Related Corporation of Panasonic, the overall standards of quality and availability at which that service or access right was then provided across those preceding 12 months; or

(ii)	if a service or access right substantially equivalent to that Transitional Support Service was provided to

(a)	Malaysia Company;

(b)	Indonesia Company;

(c)	Singapore Company; or

(d)	Panasonic’s Singapore Related Corporations engaging in the Singapore Business,

during the period 12 months prior to the Completion Date the same standard by a Third Party which is not a Related Corporation of any Party, the standards of quality and availability that are consistent with the contract under which that service was then provided by that Third Party;

1.1.50	“Pre-Completion Volume/Frequency” means, in relation to each Transitional Support Service:

(i)	if a service or access right substantially equivalent to that Transitional Support Service was provided to

(a)	Malaysia Company;

(b)	Indonesia Company;

(c)	Singapore Company; or

(d)	Panasonic’s Singapore Related Corporations engaging in the Singapore Business,

during the period 12 months prior to the Completion Date the same amount, quantity, volume or frequency by itself, Panasonic or any Related Corporation of Panasonic, the average amount, quantity, volume or frequency at which that service or access right was then provided across those preceding 12 months; or

(ii)	if a service or access right substantially equivalent to that Transitional Support Service was provided to

(a)	Malaysia Company;

(b)	Indonesia Company;

(c)	Singapore Company; or

(d)	Panasonic’s Singapore Related Corporations engaging in the Singapore Business,

during the period 12 months prior to the Completion Date the same amount, quantity, volume or frequency by a Third Party which is not a Related Corporation of any Party, the amount, quantity, volume or frequency that is consistent with the contract under which that service was then provided by that Third Party;

1.1.51	“Products” has the meaning ascribed to it in the Technical Support and IPR License Agreement between Master Licensee and Panasonic dated 30 May 2014;

1.1.52	“Recipient Entity” means any of the following:

(i)	a company or other legal entity which: (a) is controlled by Master Licensee; (b) controls Master Licensee; or (c) is under common control with Master Licensee. For the purpose of this definition, “control” means that more than ninety per cent (90%) of the shares or ownership interest representing the voting right for the election of directors or persons performing similar functions for such a corporation, company or entity are owned or controlled, directly or indirectly, by the controlling entity;

(ii)	any entity contractually defined as such in this Agreement; or

(iii)	any entity approved by Panasonic in writing at the relevant time (such approval not unreasonably withheld);

1.1.53	“Related Corporation” has the meaning ascribed to it in the SPA;

1.1.54	“Request Form” is a request form in the form set out in Schedule 11;

1.1.55	“Service Standards” means the service standards in respect of the Transitional Support Services as set out in Schedule 6’

1.1.56	“Service Credits” means the additional man-hours that Panasonic shall be obliged to credit to Master Licensee in the event of a failure to meet any applicable Service Standards, as calculated in accordance with the formula set out in paragraph 4 of Schedule 6;

1.1.57	“SIAC Rules” is defined in Clause 25.6.2;

1.1.58	“Singapore Business” has the meaning ascribed to it in the SPA;

25.19.1	“SMBC” means Sumitomo Mitsui Banking Corporation;

1.1.59	“Singapore Company” means Panasonic Automotive & Industrial Systems Semiconductor Singapore Pte. Ltd, a company incorporated in Singapore with company registration number 201409345N whose registered address at 22 Ang Mo Kio Industrial Park 2, Singapore 569506;

1.1.60	“SPA” means the share purchase agreement between Panasonic and UTAC Manufacturing for the sale and purchase of the whole of the issued share capital of Companies dated 4 February 2014;

1.1.61	“Specified Licensed System” means the systems and software specified in Part 1 of Schedule 3 such other software and systems mutually agreed by the Parties;

1.1.62	“Subject Individual” means any individual whose information is contained in the Personal Data;

1.1.63	“Sub-contractor” shall mean a sub-contractor of Panasonic approved by the Master Licensee;

1.1.64	“Subsequently Documented Licensed System” is defined in Clause 4.5.1;

1.1.65	“Support Fees” means the fees set out under the column “Service Fees” in Schedule 9;

1.1.66	“Support Period” means support period of each Licensed System, starting on the Effective Date and ending on the expiry of the time period specified in Schedule 3 under the column “Support Period”;

1.1.67	“Termination / Expiry Assistance Services” is defined in Clause 24.1.6(i);

1.1.68	“Territory” means, as the case may be,

(i)	Singapore Company: Singapore;

(ii)	Malaysia Company: Malaysia; and

(iii)	Indonesia Company: Indonesia;

1.1.69	“Third Party” means any legal entity, company or person that is not a party to this Agreement and “Third Parties” means persons who are not a party to this Agreement;

1.1.70	“Transition Milestones” means the milestones set out in paragraph 3.2 of Schedule 2

1.1.71	“Transition Plan” means the plan set out in Schedule 2;

1.1.72	“Transition Services” means the services set out in paragraph 3.1 of Schedule 2;

1.1.73	“Transitional Support Services” means:

(i)	the services set out in Schedule 5;

(ii)	Transition Services; and

(iii)	the Termination / Expiry Assistance Services;

1.1.74	“UMS” means UTAC Manufacturing Services Limited;

1.1.75	“UTAC Information” means all information, in any form, disclosed, furnished or made available directly or indirectly to Panasonic and/or Panasonic Personnel by or on behalf of Master Licensee, any Key Sub-Licensee and/or their Related Corporation or otherwise received or obtained by Panasonic and/or Panasonic Personnel from Master Licensee, any Key Sub-Licensee and/or its Related Corporation prior to, pursuant to, by virtue of, or in the course of negotiating or performing this Agreement, including:

(i)	any materials containing UTAC IPR, and any confidential information belonging to Master Licensee and/or a Key Sub-Licensee;

(ii)	all information relating to Master Licensee, any Key Sub-Licensee’s and/or their Related Corporations’ clients and customers, including all client and customer lists and data and all financial and account information and data of and/or belonging to such clients and customers;

(iii)	any data or databases generated, processed, compiled, stored or developed on the UTAC Systems or as part of Deliverables;

(iv)	all source codes, diagrams, workflow information, specifications and configurations of any Key Sub-Licensee and/or its Related Corporations;

(v)	any Personal Data;

(vi)	all other information, data, experience and expertise, materials and diskettes of stamped or marked as “confidential” of whatever kind and all confidential information belonging to Master Licensee, any Key Sub-Licensee and/or their Related Corporation; and

(vii)	all communications between the Parties relating to the aforesaid,

whether written, electronic or in oral form, and whether or not such information belongs to Master Licensee, a Key Sub-Licensee or to any other Third Party;

1.1.76	“UTAC IPR” is defined in Clause 20.1;

1.1.77	“UTAC Materials” means any Works acquired, developed or licensed to any any Key Sub-Licensee and/or its Related Corporation or which have been supplied by any Key Sub-Licensee and/or its Related Corporation to Panasonic pursuant to this Agreement;

1.1.78	“UTAC System” means any application, systems or facilities of any Key Sub-Licensee;

1.1.79	“Virus(es)” means: (a) any and all forms of malicious, surreptitious, destructive or corrupting code, agent, macro or any other program, including viruses, trojan horses, worms and logic bombs or any other software routine or hardware components, which are designed to permit unauthorised access, to disable, erase, corrupt, shut down, disrupt the normal operation of or otherwise harm or damage any information system, software, hardware or data, or to perform any such actions; or (b) any device, method, or token whose apparent or intended purpose is to allow circumvention of the normal security of the relevant UTAC System or any part thereof or other system containing the code;

1.1.80	“Works” means works of authorship, ideas, concepts, processes, platforms, interfaces, discoveries, methods, inventions, technologies, designs, creations and developments, know how, techniques, methodologies, software, programs, scripts, macros and any code of any type or language, data, databases, information, documentation, reports, specifications, visual images, graphics, artwork, drawings, photographs, logos, marks, designs, diagrams, animation, visual effects, video, audio, music, sound recordings and/or any other materials, in whatever form or medium (including software or applications facilitating the use of any of the above and object code, source code or digital equivalents of all the aforementioned subject matter), whether or not patentable, copyrightable or subject to other forms of protection, and in any language; and

1.1.81	“Work Order” is defined in Clause 9.1.

2.	Interpretation

2.1	In this Agreement: (i) references to a Clause or Schedule, or any other agreement or document in this Agreement shall be deemed to refer to the clause or schedule of this Agreement, or such other agreement or document, as may be amended, modified or supplemented from time to time, and will include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms, unless otherwise expressly provided; (ii) references to Parts and Sections shall be deemed to refer to the parts and sections of the relevant Schedule; (iii) clause headings are inserted for convenience of reference only and shall not be deemed to be part of this Agreement or be taken in consideration in the interpretation or construction of this Agreement; (iv) words importing the singular only shall also include the plural and vice versa where the context requires; (v) whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”; (vi) unless expressly indicated otherwise, all references to a number of days mean calendar days, and the words “month” or “monthly” as well as all references to a number of months means calendar months; (vii) an expression importing a natural person shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any Governmental Body (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established; (viii) any reference to any Party will be construed as a reference to such Party’s successors and permitted assigns; (ix) “may” means has the right, but not the obligation to do something and “may not” means does not have the right to do something; (x) “will” and “shall” are expressions of command, not merely expressions of future intent or expectation; (xi) “written” or “in writing” is used for emphasis in certain circumstances, but that will not derogate from the general application of the notice requirements set forth in Clause 25.9 in those and other circumstances; (xii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (xiii) unless the context otherwise requires, any definition or reference to any instrument, statute or statutory provision shall be construed as referring to such instrument, statute or statutory provision as from time to time amended, supplemented, extended, consolidated or replaced and subject to any restrictions on such amendments, supplements, extensions, consolidations or replacements and any orders, regulations, instruments or other subordinate legislation made thereunder except to the extent that such amendment would otherwise create or increase any liability of any Party; (xiv) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (xv) dates and times are to Singapore time; and (xvi) the word “subsidiary” shall have the same meaning in this Agreement as its definition in the Companies Act, Chapter 50 of Singapore.

2.2	Except as otherwise set forth in the body of this Agreement (i.e. Clauses 1 through 25) or in any of the Schedules, in the event of a conflict or inconsistency between any two or more provisions under this Agreement, whether such provisions are contained in the same or different documents, the provisions in the body of this Agreement shall prevail.

2.3	No provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision.

Part 2	Key Definitions

Part	Term	Definition/Particulars

(A)	Effective Date	2 June 2014

(B)	Notice	Panasonic

		Address	:	Panasonic Corporation, Semiconductor Business Unit, Industrial Devices Company, Business Innovation Office

		Attn	:	General Manager

Master Licensee

		Address	:	5 Serangoon North Avenue 5, Singapore 554916

		Attn	:	General Counsel

Schedule 2

Transition Plan

1.	Objectives

1.1	Pursuant to Clause 3 above, Master Licensee requires Panasonic to perform the Transition Services and handover the Licensed Systems in an orderly and staged manner, without material interruption, from Panasonic to each Key Sub-Licensee, in accordance with this Transition Plan.

1.2	The specific goals and objectives (“Transition Objectives”) of Master Licensee in respect to this Transition Plan include the smooth and orderly transfer, from Panasonic to each Key Sub-Licensee (collectively, the “Successors”), of all processes, knowledge and documentation necessary to establish capabilities within the Successors to use and access each Licensed System and receive the benefit of each Transitional Support Services

2.	Scope

2.1	Panasonic shall provide, in accordance to this Transition Plan, the Transitional Services to, and for the benefit of, the Successors, including services necessary to give effect to the Transition Objectives.

3.	Transition Services

3.1	Panasonic shall provide the following services below (the “Transition Services”) in accordance with the Transition Schedule:

3.1.1	render all such assistance and co-operation as may be required by Master Licensee to ensure the smooth transition of the Licensed Systems and all other services, obligations and responsibilities undertaken by Panasonic under this Agreement;

3.1.2	providing Master Licensee and its agents, contractors and consultants as necessary or where requested by Master Licensee with the following:

(i)	providing specifications, topology diagrams or relevant documentation of the historical/past performance of the Licensed Systems (such as log books and etc);

(ii)	notifying all third party vendors and Sub-Contractors of procedures to be followed during this phase;

(iii)	reviewing all software libraries (tests and production) with Master Licensee;

(iv)	analysing space required for the databases and software libraries;

(v)	generating an electronic media and computer listing of the source code in a form reasonably requested by Master Licensee;

(vi)	perform full system backup;

(vii)	assist with the restoration of the system from the backup electronic media if requested;

(viii)	assist with the communication network handover;

(ix)	assist in the execution of a parallel operation of all affected systems and networks;

(x)	provide reasonable access to and making available the services of relevant Panasonic and/or its Related Corporation’s personnel who had been involved with the provision of services to any Key Sub-Licensee and/or the operation, maintenance, use and access of any Licensed System, during the period prior to the Completion Date;

(xi)	co-operate with Master Licensee in the planning, preparation and conducting of all migration testing;

(xii)	in conjunction with Master Licensee, conduct a full rehearsal of the migration prior to the cutover at such time as is reasonably acceptable to all Parties;

(xiii)	unload all requested data files from the systems;

(xiv)	provide assistance to the each Key Sub-Licensee in loading, configuring and activating the Licensed Systems;

(xv)	provide assistance to the each Key Sub-Licensee with the handover of operation responsibility, including providing assistance and cooperation in the execution of parallel operations and testing where necessary; and

3.1.3	liasing and co-operating with Third Party service providers that may be providing the Transitional Support Services or supporting Panasonic in the provision of the Transitional Support Services;

3.1.4	formulation of the processes necessary for transition of the Licensed Systems to each of the Key Sub-Licensees;

3.1.5	establishing and maintaining comprehensive project management mechanisms to effectively identify, escalate and resolve key transition issues as they arise, including monitoring and evaluating the applicable risks that may impact the transition;

3.1.6	effective and timely management of risks that pose a threat to the smooth and speedy implementation of the objectives/goals of this Schedule 2;

3.1.7	regular and timely communication to Master Licensee of any service delivery or training.

3.1.8	assigning a dedicated team and providing details of the names and resumes of individuals that have been assigned to such team, to execute Transition Services;

3.1.9	know-how transfer: conduct all required knowledge transfer from to the personnel of Master Licensee;

The Transition Services shall be deemed to be part of the Transitional Support Services.

3.2	Transition Schedule

Milestones	Completion Date
[***]	1-June-14

[***] Go Live	2-Jun-14

[***] Interface	2-Jun-14

[***]	2-Jun-14

[***]	2-Jun-14

[***] – functions, modules relating to Backflush, transfer note, report etc must be fully tested and working).	2-Jun-14

[***] – functions, modules relating to Backflush, transfer note, report etc must be fully tested and working).	2-Jun-14

[***]	2-Jun-14

[***]	2-Jun-14

[***]	2-Jun-14

Schedule 3

Licensed System

Part 1	Specified Licensed System

Licensed System	Description	Detail Descriptions	License Period	Support Period
	The corresponding Specified Licensed System shall be customized for use in the following sectors:	In this part, “Detail Descriptions” shall mean the technical, functional and performance specifications of the software and/or system in question in its Pre-Completion Form, and shall include the following functions:

[***]	Manufacturing	Process Control and Material Validation System	Perpetual	4 years

[***]	Manufacturing	Inkless Wafer Mapping	Perpetual	4 years

[***]	Manufacturing	Lot Tracking System	Perpetual	4 years

[***]	Manufacturing	Packing Label System [***]	Perpetual	4 years

[***]	Manufacturing	Lot Traveller	Perpetual	4 years

[***]	Manufacturing	Lot Splitting and Merging System	Perpetual	4 years

[***]	Manufacturing	Lot Receiving System	Perpetual	4 years

[***]	Manufacturing	Manufacturing Reports [***]	Perpetual	4 years

Part 2 Other Licensed System

Licensed System	Description	Detail Descriptions	License Period	Support Period
	The corresponding Other Licensed Systems shall be customized for use in the following sectors:	In this part, “Detail Descriptions” shall mean the technical, functional and performance specifications of the software and/or system in question in its Pre-Completion Form and shall include the following functions:

[***]	Manufacturing	Packing Label System [***]	2 years	2 years

[***]	Cost Control	Gross Profit Margin Analysis	2 years	2 years

Licensed System	Description	Detail Descriptions	License Period	Support Period
[***]	Cost Control	Product Costing [***]	4 years	4 years

[***]	Cost Control	Profitability Analysis	2 years	2 years

[***]	Financial Accounting	Accounts Payable	2 years	2 years

[***]	Financial Accounting	Accounts Receivables	2 years	2 years

[***]	Financial Accounting	Asset Accounting	2 years	2 years

[***]	Financial Accounting	Bank Accounting	2 years	2 years

[***]	Financial Accounting	General Ledger	2 years	2 years

[***]	Material Management	Inventory Management	2 years	2 years

[***]	Material Management	Material Master	2 years	2 years

[***]	Material Management	Purchasing	2 years	2 years

[***]	Material Management	Vendor Master	2 years	2 years

[***]	Production Planning	BOM, Routing, Workcenter, Production Orders, MRP	2 years	2 years

[***]	Production Planning	Capacity Planning [***]	4 years	4 years

[***]	Sales & Distribution	Customer Master, Sales Order, Pricing, Shipping & Billing	2 years	2 years

[***]	Warehouse Management	Inbound Receiving, Stores Management	2 years	2 years

Licensed System	Description	Detail Descriptions	License Period	Support Period
[***]	Warehouse Management	Outbound Shipping	2 years	2 years

[***]	Manufacturing	Planning and Scheduling System [***]	4 years	4 years

[***]	Enterprise Computing Services	Email server - mail transport (Singapore and Malaysia)	6 months	6 months

[***]	Enterprise Computing Services	Email server - Anti-Virus gateway (Singapore and Malaysia)	6 months	6 months

[***]	Enterprise Computing Services	Email server - Anti-SPAM gateway (Singapore and Malaysia)	6 months	6 months

[***]	Enterprise Computing Services	Email server - Mobile Client sw (Singapore and Malaysia)	6 months	6 months

[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]

Schedule 4

Excluded Systems

System	Description
[***]	E-Mail, data sharing
[***]	Production quality information database
[***]	[***] internal portal site
[***]	Business Warehouse [***]

Schedule 5

Transitional Support Services

The Transitional Support Services shall consist of all of the following:

1.	Hosted Services: The services, functions and responsibilities as described in Appendix A of this Schedule 5.

2.	Training services: The provision of technical advice and training to employees of each Key Sub-Licensee: (i) in the use and enjoyment of the Licensed System and Hosted Services; and (ii) to fulfill the training objectives required by Master Licensee. Panasonic to provide the following as part of the training services:

2.1.1	receiving and training employees of each Key Sub-Licensee at locations elected by the relevant Master Licensee (including, the factories, premises and/or facilities of Panasonic and/or any Key Sub-Licensee) for a continuous period of 9 to 12 months; and

2.1.2	sending employees of Panasonic to the relevant Key Sub-Licensee to assist, support and provide advice as requested by Master Licensee,

provided always that Panasonic’s obligation to send its employees to the premises of a Key Sub-Licensee for the purposes of the above shall be capped at no more than: (i) 5 times per year of the Term; and (ii) for a duration of no longer than 5 Business Days each time.

3.	Maintenance services: The services, functions and responsibilities as described in Appendix B.

4.	Customization and Integration Services: The development, customization, integration (with the existing UTAC network) and/or implementation of the Licensed System and Hosted Services to the requirements of the relevant Key Sub-Licensee (“Customization and Integration Services”).

Parties agree that the: (i) Customization and Integration Services; and (ii) Ad-hoc Consultancy Services (as defined in Appendix B of this Schedule 5 below) provided by Panasonic to each Key Sub-Licensee under this Agreement shall be provided on time and materials basis, and are subject to the following maximum time commitment on the part of Panasonic:

4.1	[***]

4.2	[***]

4.3	[***]

Master Licensee may initiate any of the aforementioned services by a request in writing (to be reasonably made in terms of technical feasibility) to Panasonic setting out the specific services required and the technical, functional and performance requirements of such services and any applicable deliverables that are required to be provided as part of such services (all such requirements to be referred to as “Customization and Integration Services Specifications” which shall include any changes or additions subsequently agreed to by Panasonic and Master Licensee). Panasonic shall review such request in good faith and promptly provide Master Licensee with a reply setting out its recommendations on the implementation of the Master Licensee’s requirements, the man-hours required to provide the services requested and the target completion date of the services. Panasonic shall provide the service required upon the acceptance by Master Licensee of Panasonic’s reply unless:

4.3.1	the provision of such services will result in Panasonic being in material breach of a valid binding contract between Panasonic and a Third Party other than a Related Corporation of Panasonic or otherwise infringe the rights of any Third Party other than a Related Corporation of Panasonic; and/or

4.3.2	Panasonic demonstrates to the reasonable satisfaction of Master Licensee that it does not have the capabilities to comply with Master Licensee’s request at the relevant time. In which event, Panasonic shall exercise it all reasonable efforts to, in good faith, consult a qualified Third Party on how to best to provide the services required by Master Licensee and thereafter provide the relevant service. For the avoidance of doubt, the time and materials expended by Panasonic in procuring the suitable Third Party service provider shall not be deducted from the man-hours committed by Panasonic to provide the services set out in this paragraph 4.

Any unused resources any month (with reference to the cap above), may be transferred to the following month, up to: (i) regarding [***] systems, 40 man-hours; (ii) regarding [***] systems, 40 man-hours; and (iii) regarding [***] systems, 20 man-hours. Customization and Integration Services in excess of the above shall be provided by Panasonic to Key Sub-Licensees at time and material rates no less favourable than those typically offered to Panasonic’s Related Corporations and/or its most valued customers.

For the avoidance of doubt, Service Credits shall not be subject to the above cap and restrictions and subject to Clause 7.3, Master Licensee may bring forward any amount of Service Credits in the form of man-hours to the following month.

Appendix A

Hosted Services

1.	Panasonic shall: (i) implement, configure and host; and (ii) provide each Key Sub-Licensee the access to and use of (including providing appropriate access to the relevant Network File Systems and documents for the use of) the following:

1.1	all components of the ERP Other Licensed System;

1.2	the following components of the IT Infrastructure Specified Licensed System:

1.2.1	Email server - mail transport;

1.2.2	Email server - Anti-Virus gateway;

1.2.3	Email server - Anti-SPAM gateway; and/or

1.2.4	Email server - Mobile Client sw;

2.	the Planning and Scheduling System of the MFG Integration Specified Licensed System.

3.	disaster recovery and business continuity services to support services provided under paragraph 1 above as follows:

3.1	developing and implementing a disaster recovery and business continuity plan: developing, implementing and complying with a disaster recovery and business continuity plan (which shall be subject to Master Licensee’s approval) which shall contain measures to address the following issues:

3.1.1	recovery time objectives;

3.1.2	resumption operating capacities and escalation, activation and crisis management procedures;

3.1.3	procedures which enable shall enable Panasonic to isolate and recover UTAC Information in the event of a Disaster; and

3.1.4	procedures which shall enable Panasonic to perform the services provided under paragraph 1 in the event of a Disaster.

3.2	Panasonic will execute the disaster recovery and business continuity plan upon the occurrence of a Disaster, and shall continue to provide, or endeavour to provide, the disaster recovery and business continuity services, or otherwise perform its obligations to reinstate the relevant Transitional Support Services, until such time as Master Licensee. Without limiting Master Licensee’s remedies, if Panasonic fails to provide any services agreed in the disaster recovery and business continuity plan, or fails to reinstate any affected services within the timeframe required under the disaster recovery and business continuity plan during a Disaster, Master Licensee and/or each Key Sub-Licensee may appoint, or direct Panasonic to appoint, a Third Party to provide such Services at the cost of Panasonic.

3.3	Panasonic shall periodically test and review the disaster recovery and business continuity plan and demonstrate to Master Licensee that the disaster recovery and business continuity plan is fully operational and capable of restoring operations following a Disaster such that all relevant Transitional Support Services will be restored and provided in accordance with the applicable Service Standards within the time frames set forth in the disaster recovery and business continuity plan. Panasonic shall provide Master Licensee with copies of the results of such tests and reports of such test results and shall inform Master Licensee of any test finding that may affect Panasonic’s performance of its obligations hereunder.

3.4	in the event of a Disaster, Panasonic shall:

3.4.1	immediately notify Master Licensee and all Key Sub-Licensees affected by the Disaster and provide it with all relevant information and particulars relating to the Disaster in question;

3.4.2	provide disaster recovery and business continuity services in accordance with the disaster recovery and business continuity plan to restore operations and to reinstate the affected Services following a Disaster such that all affected Services will be restored and provided in accordance with the relevant Service Standards within the time frames set forth in the Disaster recovery and business continuity plan; and

3.4.3	continue to provide the Transitional Support Services which are not affected by the Disaster in accordance with this Agreement.

3.5	Whether a disaster recovery and business continuity plan has not been furnished or does not exist, Panasonic shall, at a minimum, use its reasonable endeavours to restore the Hosted Services within a reasonable timeframe.

4.	change and release management services to support services provided under paragraph 1 above;

5.	system monitoring services to support services provided under paragraph 1 above; and

6.	information security services to support services provided under paragraph 1 above.

Appendix B

Maintenance Services

Maintenance Services shall include the following:

1.	“Remote Support Services” which comprise remote support and maintenance services sufficient to ensure the Licensed System and Hosted Services are in suitable operating condition, comply strictly with the Service Standards, and which include:

1.1	on-call remedial maintenance and on-line support

1.2	liaising and following-up with Third Party vendors and other stakeholders; and

1.3	training,

Panasonic shall provide Remote Support Services in accordance to the Service Standards as and when Master Licensee and/or a Key Sub-Licensee submits a request to Panasonic (“Support Request”).

2.	“Ad-hoc Consultancy Services” which comprise the following provisions: the consultancy, design, development, customisation, training, implementation of any new modules, reports, functions and features for the Licensed System and/or Hosted Services.

3.	“On-site Support Services” which comprise the same provisions as per Remote Support Services save for such provision will be performed on-site at locations designated by Master Licensee.

Schedule 6

Service Standards

1.	Service Standards for Hosted Services

1.1	System Availability: Panasonic agrees to: (i) save for scheduled maintenance, ensure that the Hosted Service is accessible at all times; (ii) that the Hosted Services shall meet or exceed the System Availability Requirement; and (iii) in any event, that the unscheduled down-time of the Hosted Service or any part thereof shall not exceed, in the aggregate, [***] hours in any calendar month. In the event of loss of use and/or access to any Hosted Service, Panasonic shall restore the access to the affected Hosted Service(s) as soon as possible.

“System Availability Requirement” means [***] per calendar month.

1.2	Scheduled Maintenance: Should any Hosted Service be unavailable for access by any user due to scheduled maintenance of the Hosted Service(s), Panasonic shall give reasonable prior notification of such scheduled maintenance to the Master Licensee and the affected Key Sub-Licensees.

1.3	System Capabilities: Panasonic shall ensure that sufficient capacity is at all times maintained on its software, servers and/or network equipment and telecommunications facilities and services to enable any user to access the Hosted Services.

1.4	System Performance: Transaction response time of any Hosted Service shall not exceed 5 seconds.

1.5	Disaster Recovery and Business Continuity Services: Ensure that there will be no loss of data in the event of the occurrence of any event(s) which affects or impacts the delivery, provision or receipt of the whole or any part of the Hosted Services.

1.6	Change and Release Management services: To provide system control with audit trail and covers changes to programs, reports, data, user access privilege, etc.

1.7	System Monitoring: All systems and Hosted Services must be electronically monitored with real time alerts.

1.8	Information Security: Provide access control via authorization matrix.

2.	Service Standards for Maintenance Services: Without prejudice to Clause 6.1 of this Agreement, the Service Standards shall include the following for all Maintenance Services:

2.1	Availability of Communication Channels: Unless otherwise provided for, the language used for support shall be English. The Service Standards for the availability of communication channels are tabulated as follows:

Channel	Description	Availability
Telephone	Each Key Sub-Licensee may contact Panasonic via Panasonic’s designated telephone number to request for Maintenance Services and for consultations, assistance and advice to solve any problems with the Licensed System and/or Hosted Services or any part thereof.	At all times

E-mail	Each Key Sub-Licensee may contact Panasonic via Panasonic’s designated electronic mail address to request for Maintenance Services and for consultations, assistance and advice to solve any problems with the Licensed System or any part thereof.	At all times

Intranet	Each Key Sub-Licensee may submit and track requests for Maintenance Services relating to [***] via the Support Website. “Support Website” means the website on the Panasonic Intranet owned, operated and/or controlled by Panasonic for the use of Key Sub-Licensees for the purpose of incident reporting.	At all times

Panasonic shall, in advance, notify Master Licensee and each Key Sub-Licensee in writing of any changes to any designated telephone number, electronic mail address, facsimile number or URL used in any communication channels.

2.2	Response Time: Each Key Sub-Licensee will assign a call priority to each request for Maintenance Services. Based on the assigned priority, the applicable Service Standards are tabulated as follows:

Support Priority Level	Description	Initial Response Guideline	Subsequent Communications Notification Due to caller
Priority 1 Critical

•        Any component of a Licensed System and/or Hosted Services (i.e. application, database, or network component) is not available or is working at a severely degraded capacity/performance for multiple users;

•        Event has a major impact to external client/customer; or

•        Event is revenue impacting or impacting time sensitive regulatory compliance.

		30 elapsed minutes	Every 1 elapsed hours
Priority 2 Serious

•        System functionality has become or is working at marginally degraded capacity/performance for multiple users; or

•        A system (i.e. application, database, or network component) is not available or is working at a severely degraded capacity/performance causing user impact e.g. shipment

		2 hours	Every 4 elapsed hours

Priority 3 Standard

•        A single user is unable to use a system or a component of a system that is necessary for him/her to perform his/her primary work activities.

•        A system has encountered a non-serious issue with minimal loss of functionality or is working at minimally degraded capacity or performance.

•        A system is unavailable where another can be readily used (i.e. an individual printer).

		1 calendar day (Monday through Friday, excluding any national holidays in Japan or other public or national holidays as separately informed by Panasonic)	3 calendar days (Monday through Friday, excluding any national holidays in Japan or other public or national holidays as separately informed by Panasonic)

Priority 4 Question

•        General request for information.

•        Report of event not impacting work efficiency.

•        Service Requests such as:

•      User Administration;

•      Software installation/upgrade requests;

•      Move/Add/Change requests; and

•      Group mailbox/distribution list administration.

		1 calendar day (Monday through Friday, excluding any national holidays in Japan or other public or national holidays as separately informed by Panasonic)	As appropriate

3.	Meeting Resolution Time: Panasonic shall meet all Resolution Time requirements as further detailed below:

Maintenance Services	Relevant time/deadline
Remote Support Services or On-site Support Services for Priority 1 issues	Panasonic shall use all efforts to resolve the defect, malfunction or failure in less than 1 hour, including the provision of on-site support if required by any Key Sub-Licensee. Panasonic shall provide work-around or emergency software fixes where applicable, subject to the relevant Key Sub-Licensee’s approval.

Remote Support Services or On-site Support Services for Priority 2 issues	Panasonic shall use all efforts to resolve the defect, malfunction or failure in less than 2 hours, including the provision of on-site support if required by any Key Sub-Licensee. Panasonic shall provide work-around or emergency software fixes where applicable, subject to the relevant Key Sub-Licensee’s approval. If the defect, malfunction or failure is not resolved within 2 hours, the severity classification of the defect, malfunction or failure will be raised to “Priority 1”.

Remote Support Services or On-site Support Services for other issues	Panasonic shall use all reasonable efforts to resolve the defect, malfunction or failure within 3 calendar days (Monday through Friday, excluding any national holidays in Japan or other public or national holidays as separately informed by Panasonic). If the defect, malfunction or failure is not resolved within 5 days (Monday through Friday, excluding any national holidays in Japan or other public or national holidays as separately informed by Panasonic), the severity classification of the defect, malfunction or failure will be raised to “Priority 2”.

“Resolution Time” is the time taken for Panasonic to complete a Support Request from the relevant Key Sub-Licensee’s submission date/time of Support Request, as further detailed above.

4.	Service Credits

Service Credits for Maintenance Services shall be calculated as follows:

Type of Service Standard Default	Service Credit
For every 3 instance per month whereby Panasonic has not met Response Time for call priority “1”	[***] man-hours

For every 5 instance per month whereby Panasonic has not met Response Time for call priority “2”	[***] man-hours

For every 2 instance(s) per month whereby Panasonic has not met Resolution Time for a priority “1” issue	[***] man-hours

For every 3 instance(s) per month whereby Panasonic has not met Resolution Time for a priority “2” issue	[***] man-hours

For every instance that the Hosted Services fail to meet the System Availability Requirement.	[***] man-hours

System Performance: During any calendar month, if the transaction response time of any Hosted Service exceeds 5 seconds.	For every 5 instances: [***] man-hours

Change and Release Management services: During any calendar month, if Panasonic fails to provide relevant updates, reports and/or documentation relating to the Change and Release Management services.	For every 2 instances: [***] man-hours

System Monitoring: During any calendar month, if Panasonic fails to provide relevant real time alerts in a timely manner.	For every 2 instances: [***] man-hours

Schedule 7

Data Protection

1.	General Panasonic obligations in relation to UTAC Information:

Panasonic shall:

1.1	comply with Master Licensee’s and each Key Sub-Licensee’s security policies, standards, requirements and specifications, as updated in writing from time to time, with respect to safeguarding UTAC Information;

1.2	segregate all UTAC Information from that of any Third Party, including any other client of Panasonic;

1.3	provide Master Licensee and each Key Sub-Licensee with unrestricted and full access to the UTAC Information in the possession, custody or control of Panasonic, including assets and information pertinent to any Key Sub-Licensee’s investigations, compliance reviews, and audits;

1.4	procure that its Sub-contractors and Personnel comply with the obligations relating to UTAC Information under this Agreement;

1.5	ensure that each Sub-contractor and Panasonic Personnel will not attempt to access or allow access to UTAC Information that is not required for the performance of the Transitional Support Services by such Sub-contractor or Personnel;

1.6	without prejudice to the generality of this Schedule 7 and without limiting Panasonic’s obligations under Clauses 15, 15 and 22 of this Agreement, Panasonic shall:

1.6.1	establish and maintain safeguards against the:

(i)	unauthorised, accidental or unlawful access, disclosure, use or processing;

(ii)	destruction, corruption, interference, loss, modification, amendment or alteration; or

(iii) other misuse, of UTAC Information in the custody, possession or control of Panasonic or its Sub-contractor that are no less rigorous than the most rigorous practices of Master licensee and each Key Sub-Licensee and Panasonic, for similar types of information;

1.6.2	ensure that UTAC Information provided to it in connection with this Agreement is stored or recorded accurately; and

1.6.3	as soon as Panasonic becomes aware of any breach or potential breach of security relating to or including UTAC Information or any unauthorised collection, disclosure, use or loss of UTAC Information:

(i)	promptly notify Master Licensee and the relevant Key Sub-Licensee of same;

(ii)	promptly provide Master Licensee and each Key Sub-Licensee with full details of, and investigate and assist Master Licensee and each Key Sub-Licensee in investigating the same;

(iii)	co-operate with Master Licensee and each Key Sub-Licensee in any investigation or litigation against third parties deemed necessary by Subject Individual to protect the interests of Master Licensee and/or a Key Sub-Licensee’s and/or their rights in UTAC Information; and

(iv)	use its best endeavors to prevent a recurrence of the same.

1.6.4	from time to time on request by Master Licensee, Panasonic will do or procure the doing of all such acts and execute or procure the execution of all such documents as such Master Licensee may consider necessary or desirable for compliance with any Data Protection Legislation.

2.	Panasonic obligations in relation to Personal Data

2.1	Panasonic will comply at a minimum with the applicable Data Protection Legislation;

2.2	Only Panasonic Personnel who “need to know” will be given access to the Personal Data, and only to the extent necessary to perform Panasonic’s obligations under this Agreement;

2.3	Panasonic Personnel are informed of the confidential nature of the Personal Data and hold and use all Personal Data in confidence;

2.4	Panasonic will not retain the Personal Data longer than is necessary for the provision of the Transitional Support Services hereunder;

2.5	Panasonic shall in the event of a potential or actual breach by Panasonic, its Sub-contractor or any Panasonic Personnel, of Data Protection Legislation, or in the event that any action of Panasonic, its Sub-contractor or any Panasonic Personnel causes or could reasonably be regarded as causing a breach of Data Protection Legislation (each such event a “Data Protection Breach”) comply with Master Licensee and each Key Sub-Licensee’s then-current data protection reporting processes in accordance with Master Licensee’s instructions at the relevant time;

2.6	Panasonic shall immediately rectify, erase or complete any Personal Data on receiving instructions to this effect from Master Licensee. Panasonic undertakes in particular to rectify, erase or complete any Personal Data if it appears that such measures are required by the requirements of any applicable laws, rules and/or regulations, after being notified of the same by Master Licensee;

2.7	Panasonic undertakes to ensure that all Subject Individuals have rights of access to and correction of their Personal Data held and processed by Panasonic in the same way as they would have had under applicable Data Protection Legislation. To the extent that Panasonic receives a request, complaint or other Third Party communication from a Subject Individual, it will notify the Master Licensee and the relevant Key Sub-Licensee of such request, complaint or other communication promptly and provide the Subject Individual with its full co-operation and assistance, including by:

2.7.1	providing Master Licensee and such Key Sub-Licensee with full details of the request, complaint or other communication;

2.7.2	complying with the Subject Individual’s access request within the relevant timescales set out in the applicable Data Protection Legislation and in accordance with Master Licensee’s instructions;

2.7.3	providing Master Licensee and the relevant Key Sub-Licensee with all Personal Data it holds in relation to the relevant Subject Individual within the timescales required by the Subject Individual; and

2.7.4	providing Master Licensee with any other information reasonably requested by the Subject Individual in connection thereto.

Schedule 8

Panasonic Personnel & Sub-contractors

1.	Delegation & Sub-contracting

1.1	Panasonic shall ensure that all Panasonic Personnel and Sub-contractors comply with, observe and abide by all the covenants herein which are required on the part of Panasonic to be observed. Panasonic undertakes to enter into the necessary agreements at its own cost, with its Panasonic Personnel and Sub-contractors who will perform the Transitional Support Services or any part thereof or who but for such agreements, would be entitled to any rights in connection with any Deliverables supplied to a Key Sub-Licensee under this Agreement, to ensure that the rights granted under this Agreement by Panasonic to a Master Licensee and/or a Key Sub-Licensee are free from all encumbrances or conflicting rights of such Panasonic Personnel, Sub-contractor and other persons.

2.	Panasonic Personnel

2.1	Panasonic shall ensure that:

2.1.1	all Panasonic Personnel used or deployed by Panasonic to provide the Transitional Support Services possess suitable and sufficient competence, expertise and qualifications and shall be properly educated, trained for, and experienced in providing the respective part(s) of the Transitional Support Services which they are engaged or deployed by Panasonic to perform or in the fulfilment of the other obligations under this Agreement they are to perform; and

2.1.2	key Panasonic Personnel (other than the Panasonic Representative) satisfy the requirements set out below or otherwise agreed between the Parties. Each key Panasonic Personnel shall:

(i)	have at least 5 years of relevant work experience; and

(ii)	good English written and verbal communication skills,

Unless a key Panasonic Personnel leaves the employment of

Panasonic on his own accord, Panasonic shall not replace any such key Panasonic

Personnel without the prior written notification to the Master Licensee.

2.2	Panasonic shall within two weeks from Master Licensee’s request or from the Effective Date, whichever is earlier, provide Master Licensee with details of key Panasonic Personnel and their qualifications, years and area of experience, and roles and responsibilities in relation to the performance of the Transitional Support Services.

2.3	Master Licensee shall be entitled to request Panasonic to remove or replace any particular Panasonic Personnel in the performance of the Transitional Support Services at any time and Panasonic shall use its good faith efforts to agree to such request

3.	Panasonic Representative

3.1	Panasonic will appoint at its own cost and expense a suitably experienced and competent individual to act as the Panasonic Representative.

3.2	The Panasonic Representative shall have sufficient work experience and managerial and leadership skills to ensure that project goals are achieve on timely basis.

3.3	The Panasonic Representative:

3.3.1	shall be responsible for the response, planning, programming, direction, co-ordination and control of all Transitional Support Services and obligations required to be performed by Panasonic under this Agreement and to act proactively and cooperating fully with all other internal or external parties on all Transitional Support Services;

3.3.2	shall serve as the single point of contact to obtain any required authorizations from Panasonic for all matters relating to this Agreement;

3.3.3	shall provide from time to time at Master Licensee and/or a Key Sub-Licensee’s request, such information or reports in relation to the Transitional Support Services, or the progress of the works that are underway, as they may require;

3.3.4	shall supervise all Panasonic Personnel;

3.3.5	shall employ a project management methodology that will be used as a tool to consistently plan, initiate, control, and implement all aspects of work for all Transitional Support Services; and

3.3.6	shall provide reporting and monitoring on all Transitional Support Services to Master Licensee, including:

(i)	maintaining accurate and comprehensive records of the Transitional Support Services and history of all Deliverables;

(ii)	preparing and delivering to the Master Licensee regular written progress and status reports of the works performed in the preceding calendar month and the progress of such works with reference to the Transitional Support Services, in the form as agreed between the Parties.

3.4	Master Licensee shall deal with Panasonic through the Panasonic Representative in all matters relating to this Agreement, unless Master Licensee receives prior written notice to the contrary. Panasonic represents and warrants that the Panasonic Representative has the authority to act for, and on behalf of, and bind Panasonic and its Sub-contractors in all his dealings with Master Licensee and in respect of all aspects of or all matters relating to this Agreement.

3.5	Panasonic shall ensure that the Panasonic Representative:

3.5.1	devotes his or her time and effort to the management of all aspects of this Agreement and provision of all Transitional Support Services to each Key Sub-Licensee; and

3.5.2	has day-to-day authority for undertaking to ensure Master Licensee’s satisfaction.

Schedule 9

Payment Schedule and Details

[***] The information in each row under the columns “Support Fees” and “License Fees” has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Instalment	Due Date	Support Fees	License Fees
First	June 2, 2014	[***]	[***]
Second	March 15, 2015	[***]	[***]
Third	March 15, 2016	[***]	[***]
Fourth	March 15, 2017	[***]	[***]
Fifth	March 15, 2018	[***]	[***]
Sixth	March 15, 2019	[***]	[***]

Total		[***]	[***]

Payment details:

As requested by Panasonic, payments to Panasonic shall be paid to PANASONIC SEMICONDUCTOR SOLUTIONS, INC. in accordance at the following:

Account Name:	[***]
Account Number:	[***]
Bank Name:	[***]
Branch:	[***]
Account Type:	[***]

Schedule 10

Panasonic Costs

Please see attached 1 page.

Items included to technical support expense
Qualification	Items
On site support	Air flight charge
(Support in Oversease)	Transportation fee (Domestic, Oversease)
VISA Acquisition cost
Accommodation fee
Business trip allowance
Operation man charge (Include overtime working)
Communication fee (Telephone charge)

Remote support	Man cost for the meeting
(Support from Japan)	Man cost for the supporting activities
Business trip expense in Japan

Schedule 11

Form of Request Form

Please see attached 1 page.

Request No.

REQUEST FORM OF TECHNICAL SUPPORT SERVICE

TO: Panasonic Corporation

Date: Y/M/D	:

From: Company	:

Signature	:

We hereby request you to provide the technical support service below

Theme name
Support classification (No.)
Devise type/Package	Process/Machine name
Request detail:

Wishing completion date	Urgency	High(Urgent) / Middle / Low
Remarks:

Attachment: Yes / No

Panasonic hereby inform you the reply for your request

Reply: In of support contract / Out of Support contract

Support location(site)	On site service / Remote service	Work man day	Rough estimate
Expense out of support		Implementation date	~
Panasonic Corporation
Countersign (Name)

Schedule 12

Post Expiry / Termination Payments

In the event of the early termination of this Agreement, UTAC agrees to make payment of one single applicable “Adjustment Amount”, determined by the effective date of termination of this Agreement and calculated as follows set out below:

Effective date of termination of this Agreement	1st 6 Month Period (Effective Date to 30 November 2014 both dates inclusive)	2nd 6 Month Period (1 December 2014 to 31 May 2015, both dates inclusive)	3rd 6 Month Period (1 June 2015 to 30 November 2015, both dates inclusive)	4th 6 Month Period (1 December 2015 to 31 May 2016, both dates inclusive)	5th 6 Month Period (1 June 2016 to 30 November 2016, both dates inclusive)
Adjustment Amount	[***]	[***]	[***]	[***]	[***]

Effective date of termination of this Agreement	6th 6 Month Period (1 December 2016 to 31 May 2017, both dates inclusive)	7th 6 Month Period (1 June 2017 to 30 November 2017, both dates inclusive)	8th 6 Month Period (1 December 2017 to 31 May 2018, both dates inclusive)	9th 6 Month Period (1 June 2018 to 30 November 2018, both dates inclusive)	10th 6 Month Period (1 December 2018 to 31 May 2019, both dates inclusive)
Adjustment Amount	[***]	[***]	[***]	[***]	[***]

This Agreement has been entered into on the date stated at the beginning

PANASONIC

SIGNED by	)

Keiji Fujimoto	)	/s/ Keiji Fujimoto
)
Executive Senior Councilor	)
)
for and on behalf of	)
PANASONIC CORPORATION	)

MASTER LICENSEE

SIGNED by	)

William John Nelson	)	/s/ William John Nelson
)
Director	)
)
for and on behalf of	)
UTAC MANUFACTURING SERVICES	)
LIMITED